Exhibit 10.1

THE DISTRICT

1600 DISTRICT AVENUE

BURLINGTON, MASSACHUSETTS

OFFICE LEASE AGREEMENT

BETWEEN

NEEP INVESTORS HOLDINGS LLC, a Delaware limited liability company

(“LANDLORD”)

AND

BUTTERFLY NETWORK, INC., a Delaware corporation

(“TENANT”)

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (as the same may be hereafter amended, modified, extended or restated from time to time, this “Lease”) is made and entered into as of May 27, 2021 (the “Effective Date”), by and between NEEP INVESTORS HOLDINGS LLC, a Delaware limited liability company (“Landlord”), and BUTTERFLY NETWORK, INC., a Delaware corporation (“Tenant”). The following exhibits and attachments are incorporated into and made a part of this Lease: Exhibit A-1 (Outline and Location of Premises), Exhibit A-2 (Temporary Space), Exhibit A-3 (Temporary Space Furniture), Exhibit B (Expenses and Taxes), Exhibit C (Work Letter), Exhibit D (Commencement Letter), Exhibit E (Building Rules and Regulations) and Exhibit F (Additional Provisions).

1.	Basic Lease Information.

1.01	“Building” shall mean the building located at 1600 District Avenue, Burlington, Massachusetts 01803. “Rentable Square Footage of the Building” is deemed to be 61,138 square feet.

1.02	“Park” shall mean the office park located in Burlington, Massachusetts containing 10 office buildings and related improvements commonly known as “The District,” or such other name by which Landlord may hereafter elect to have it referred.

1.03	“Premises” shall mean the area shown on Exhibit A-1 to this Lease. The Premises consists of the entire Building consisting of three (3) full floors. The “Rentable Square Footage of the Premises” is deemed to be 61,138 rentable square feet. Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises are correct. The Premises exclude the Common Areas (as defined below) except as otherwise expressly set forth in Section 2 below. If at any time the Premises include less than the entire rentable area of any floor, then the Premises also exclude the common corridors, elevator lobby and toilets located on such floor. If at any time the Premises include one or more floors in their entirety, then all corridors and restroom facilities located on such full floor(s) shall be considered part of the Premises.

1.04	“Base Rent”:

Months of Term	Annual Rate Per Square Foot		Annual Base Rent		Monthly Base Rent
Months 1 through 8 (the “Free Base Rent Period”)	$0.00	*	$0.00	*	$0.00	*
Months 9 through 12	$41.00		$2,506.658.00		$208,888.17
Months 13 through 24	$42.00		$2,567,796.00		$213,983.00
Months 25 through 36	$43.00		$2,628,934.00		$219,077.83
Months 37 through 48	$44.00		$2,690,072.00		$224,172.67
Months 49 through 60	$45.00		$2,751,210.00		$229,267.50
Months 61 through 72	$46.00		$2,812,348.00		$234,362.33
Months 73 through 84	$47.00		$2,873,486.00		$239,457.17
Months 85 through 96	$48.00		$2,934,624.00		$244,552.00
Months 97 through 108	$49.00		$2,995,762.00		$249,646.83
Months 109 through 120	$50.00		$3,056,900.00		$254,741.67
Months 121 through 128	$51.00		$3,118,038.00		$259,836.50

*Notwithstanding anything to the contrary set forth above, Tenant shall (a) only be entitled to the Free Base Rent Period so long as no monetary default of Tenant exists hereunder beyond the expiration of applicable notice and cure periods, and (b) pay for its electricity and utilities for the Premises during the Free Base Rent Period in accordance with the terms and provisions of this Lease.

Further notwithstanding anything to the contrary set forth above: (i) the Annual Rate Per Square Foot during Month 1 through Month 20 (as the term “Month” is defined below) (the “Reduced Base Rent Period”) shall be based on a hypothetical Rentable Square Footage of the Premises of 40,000 rentable square feet for the sole purpose of setting forth such Annual Rate Per Square Foot during such Reduced Base Rent Period only, and not for any other purposes of this Lease, including, without limitation, the actual Rentable Square Footage of the Premises and Tenant’s Pro Rata Share, all of which shall be based on 61,138 rentable square feet; and (ii) Tenant shall (x) only be entitled to the Reduced Base Rent Period so long as no monetary default of Tenant exists hereunder beyond the expiration of applicable notice and cure periods, and (y) pay for its electricity and utilities for the Premises during the Reduced Base Rent Period in accordance with the terms and provisions of this Lease.

As used above, the term “Month” shall mean each calendar month period beginning on the Commencement Date (as defined below); provided, that (x) if the Commencement Date does not occur on the first (1st) day of a calendar month, then the first (1st) Month shall include the partial calendar month during which the Commencement Date occurs plus the entire calendar month following the calendar month during which the Commencement Date occurs, and (y) the last Month of the initial Term (as defined below) shall end on the Termination Date (as defined below).

1.05	“Tenant’s Pro Rata Share”: 100%.

“Base Year for Taxes”: Fiscal Year (as defined below) 2023 (i.e., July 1, 2022 to June 30, 2023); “Base Year for Expenses”: Calendar year 2022.

For purposes hereof, “Fiscal Year” shall mean the Base Year for Taxes and each period of July 1 to June 30 thereafter.

1.06	“Term”: The period commencing on the Commencement Date and, unless terminated earlier in accordance with this Lease, ending on the last day of the one hundred twenty-eighth (128th) full calendar month following the Commencement Date (the “Termination Date”).

1.07	“Commencement Date”: The earlier of the date upon which (a) Tenant first enters into possession of all or any material portion of the Premises for the regular conduct of its business (as opposed to preparing the Premises for Tenant’s occupancy pursuant to Section 3.04 below), or (b) Landlord delivers possession of the Premises to Tenant with the Landlord Work (as defined below) having achieved Substantial Completion (as defined below) (provided, however, that if Landlord shall be delayed in Substantially Completing the Landlord Work in the Premises as a result of the occurrence of a Tenant Delay (as defined below), then, for purposes of determining the Commencement Date, the Substantial Completion Date (as defined below) shall be deemed to be the day that the Landlord Work would have been Substantially Completed absent any such Tenant Delay).

1.08	“Target Commencement Date”: January 14, 2022, subject to the terms and provisions of Article 3.

1.09	“Rent Commencement Date”: The first (1st) day of Month 9; provided, that, if Tenant shall be in monetary default under this Lease beyond the expiration of applicable notice and cure periods prior to the Rent Commencement Date, then the Rent Commencement Date shall be deemed to be the Commencement Date.

1.10	“Security Deposit”: $4,000,000.00 in the form of a Letter of Credit as set forth in Article 6 hereof.

1.11	“Broker”: Cushman & Wakefield, who represented Tenant and Landlord in connection with this transaction.

1.12	“Permitted Use”: General office use and for no other purpose.

1.13	“Notice Address(es)”:

Landlord:	Tenant:

NEEP Investors Holdings LLC

c/o National Development

2310 Washington Street

Newton Lower Falls, MA 02462

Attn: President

With copies of any notices to Landlord

sent to:

National Development

2310 Washington Street

Newton Lower Falls, MA 02462

Attn: Richard P. Schwartz, Esq.

Prior to the Commencement Date: 530 Whitfield Street Guilford, CT 06437 From and after the Commencement Date: 1600 District Avenue Burlington, MA 01803
1.14

“Business Day(s)” are Monday through Friday of each week, exclusive of New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord may designate additional Holidays that are commonly recognized by other office buildings in the area where the Building is located with Tenant’s consent not to be unreasonably withheld, conditioned or delayed. “Building Service Hours” are 8:00 a.m. to 6:00 p.m. on Business Days and 9:00 a.m. to 1:00 p.m. on Saturdays.

1.15	“Landlord Work” as defined in Section 3.03 below.

1.16	“Property” means the Building and the parcel(s) of land on which it is located (the “Land”) and, at Landlord’s discretion, the parking facilities and other improvements, if any, serving the Building and the parcel(s) of land on which they are located.

1.17	“Letter of Credit” as described in Article 6 hereof.

2.            Lease Grant.

Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. Except as otherwise expressly set forth hereinbelow, Tenant has the non-exclusive right (subject to the Rules and Regulations (as defined below) from time to time made by Landlord and applicable Law(s) (as defined below)) to use any portions of the Property that are designated by Landlord from time to time for the common use of tenants and others, including without limitation, exterior walls, common stairways and stairwells, entranceways and lobbies, elevators and elevator wells, fan rooms, electric and telephone closets (other than those exclusively serving the Premises, if any), janitor closets, freight elevators, and pipes, ducts, conduits, wires and appurtenant fixtures serving other parts of the Property (exclusively or in common) and other common areas and facilities from time to time designated as such by Landlord (collectively, the “Common Areas”), including without limitation, parking as set forth in Exhibit F attached hereto; provided, however, if: (a) any such Common Areas are located on any floor(s) of the Building that is(are) fully leased by Tenant at such time, then subject to Landlord’s rights and obligations under this Lease (including, without limitation, pursuant to Section 9.02 and Section 10 below), Tenant shall have the exclusive use of such Common Areas during such time; and (b) at any time during the Term Tenant is leasing the entire Building, then subject to (i) Landlord’s rights and obligations under this Lease (including, without limitation, pursuant to Section 9.02 and Section 10 below), and (ii) the restriction on the number of parking spaces that Tenant is entitled to use pursuant to Exhibit F attached hereto, Tenant shall otherwise have the exclusive use of all interior and exterior Common Areas at the Property during such time.

3.            Term; Condition of Premises; Landlord Work; Temporary Space.

3.01       The Term of this Lease shall begin at 12:01 a.m. on the Commencement Date and shall end at 11:59 p.m. on the Termination Date, unless sooner terminated in accordance with the provisions of this Lease.

3.02       Tenant has inspected the Premises and except as expressly set forth in this Lease, agrees to accept the same in their “As Is,” “Where Is” condition and configuration without any representations or warranties by Landlord and with no obligation on the part of Landlord to perform any alterations, improvements or additions in, or to, the Premises, other than the Landlord Work. Notwithstanding the foregoing or anything to the contrary contained in this Lease, Landlord represents and warrants that, to the best of Landlord’s knowledge, the Premises shall be delivered to Tenant on or about the Substantial Completion Date in compliance with all applicable Laws (including, without limitation, the ADA Requirements (as defined below)) with all Building systems in good working order, condition and repair, and with the Landlord Work having achieved Substantial Completion. By taking possession of the Premises, Tenant agrees that the Premises are in good order and satisfactory condition, subject only to the completion, if applicable, of punch list items as set forth below and Landlord’s express representations set forth herein. Subject to the terms of Section 3.03 below, Tenant shall not be permitted to take possession of or enter the Premises prior to the Commencement Date without Landlord’s permission. Except as expressly set forth in this Section, Landlord shall not be liable for any delay or failure to deliver possession of the Premises or any other space due to the holdover or unlawful possession of such space by another party or other reason, including, without limitation, the three (3) current tenants in the Building, NRP Investments LLC (“NRP”), Greylock Management Corporation (“Greylock”) and MicroFinancial Incorporated (“MicroFinancial”), with respect to which Landlord (a) has the right to relocate NRP and Greylock to space in other buildings in the Park following one hundred twenty (120) days’ prior written notice from Landlord pursuant to their respective leases, and (b) intends to enter into a termination agreement with MicroFinancial to terminate MicroFinancial’s lease effective on or before September 1, 2021. Landlord shall use diligent good faith efforts to obtain possession of such tenants’ respective spaces pursuant to such leases and agreements; provided, that, and notwithstanding the foregoing: (i) Landlord shall not be liable to Tenant for failing to deliver the Premises, or any portion thereof, to Tenant by any particular date (including, without limitation, the Target Commencement Date); (ii) any delay in the delivery of the Premises or in the occurrence of the Commencement Date shall not give rise to any liability or default by Landlord or affect any of the terms of this Lease or Tenant’s obligation to accept the Premises when delivered, except as expressly set forth in this Section, Section 3.03 or Exhibit C; and (iii) except as expressly provided in this Lease, Tenant shall not have the right to terminate this Lease for Landlord’s failure to timely deliver the Premises, or any portion thereof, to Tenant by any particular date (including, without limitation, the Target Commencement Date), but shall accept delivery of such Premises when delivered by Landlord with the Landlord Work Substantially Completed.

Landlord represents and warrants to Tenant that, as of the Effective Date, (A) Landlord has not received any written notices of violations of Environmental Laws (as defined on Exhibit E) relating to Hazardous Materials (as defined on Exhibit E) with respect to the Building, and (B) to the actual knowledge of Landlord (as distinguished from implied, imputed or constructive knowledge, without inquiry or investigation or duty thereof), which actual knowledge is based solely on the environmental site assessment report that was prepared for Landlord in connection with Landlord’s acquisition of the Building, there are no Hazardous Materials that, as of the Effective Date, have a material negative impact on the Premises or Tenant’s ability to safely use and occupy the Premises for the Permitted Use. Landlord hereby acknowledges and agrees that (x) Tenant shall not be responsible for any claims, damages, fines, judgments, penalties, reasonable costs, losses, liabilities and expenses (including, without limitation, reasonable attorneys’, consultants’, and experts’ fees) under this Lease attributable to any Hazardous Materials placed, present, released, discharged or disposed of on, in, under, at or about the Building as of the Effective Date (“Pre-Existing Hazardous Materials”) other than to the extent placed on, in, under, at, about or released, discharged or disposed of by Tenant or any Tenant Related Parties (as defined below), and (y) in the event that there are any Pre-Existing Hazardous Materials affecting the Premises, Landlord shall remediate, cleanup and remove the same in accordance with applicable Environmental Laws at Landlord’s sole cost and expense (including, without limitation, any Pre-Existing Hazardous Materials discovered by Tenant in connection with any Alterations (as defined below) performed by Tenant during the Term of this Lease, which Tenant shall notify Landlord of in writing promptly following Tenant becoming aware of the same).

3.03       Landlord shall perform the Landlord Work pursuant to the Work Letter attached hereto as Exhibit C and, subject to Force Majeure (as defined below) and Tenant Delay, shall use commercially reasonable efforts to cause the Commencement Date to occur on or about the Target Commencement Date, but without penalty, cost or liability to Landlord in connection with any failure to do so except as expressly set forth in this Lease. The Landlord Work shall be deemed to be Substantially Completed (and Substantial Completion shall be deemed to have occurred) on the later to occur of the date that (a) Landlord and Tenant, acting reasonably and in good faith, determine that all Landlord Work in such space has been performed (or would have been performed absent any Tenant Delay), other than any details of construction, mechanical adjustment or any other matter, the non-completion of which does not materially interfere with Tenant's use of the Premises for the Permitted Use (i.e., so-called “punch list” items which shall be completed within sixty (60) days following Landlord’s and Tenant’s agreement on such “punch list” pursuant to this Section 3.03 below), and (b) Landlord receives from the appropriate Governmental Authorities (as defined below) with respect to the Landlord Work performed by Landlord or its contractors in the Premises, and delivers to Tenant with respect to the Landlord Work, a temporary or permanent certificate of occupancy, if required by applicable Law, or if not required by applicable Law, all approvals or other “sign offs” required by applicable Law necessary for Tenant’s lawful use and occupancy of the Premises for the Permitted Use (such date being referred to hereunder as the “Substantial Completion Date,” the satisfaction of such conditions being referred to hereunder as “Substantial Completion” and the Landlord Work that has achieved Substantial Completion shall be deemed to have been “Substantially Completed”).

Notwithstanding anything contained herein to the contrary, if, despite Landlord’s good faith and commercially reasonable efforts, for any reason other than Force Majeure and Tenant Delay, the Landlord Work has not been Substantially Completed and the Commencement Date has not occurred on or prior to the: (A) Target Commencement Date and at least thirty (30) days have elapsed since the Target Commencement Date without the Landlord Work having been Substantially Completed and the Commencement Date occurring (subject, in each case, to Force Majeure and Tenant Delay), then, commencing on the Rent Commencement Date, Tenant shall be entitled to one (1) day of additional free Base Rent on the entire Premises (in addition to the waiver of Base Rent during the Free Base Rent Period) for each day that elapses during the period beginning on the day immediately following such thirty (30) day period (the “First Base Rent Abatement Date”) and ending on the day immediately preceding the date that the Commencement Date occurs (but not on or after the Second Base Rent Abatement Date (as defined below) should such Second Base Rent Abatement Date occur as set forth hereinbelow) (the “First Base Rent Abatement Period”); (B) date that is sixty (60) days following the Target Commencement Date, then, commencing on the day immediately following the expiration of the First Base Rent Abatement Period (the “Second Base Rent Abatement Date”), Tenant shall be entitled to one and one-half (1.5) days of additional free Base Rent on the entire Premises (in addition to the waiver of Base Rent during the Free Base Rent Period and the First Base Rent Abatement Period) for each day that elapses during the period beginning on the day immediately following the First Base Rent Abatement Period and ending on the day immediately preceding the date that the Commencement Date occurs; and (C) date that is one hundred sixty-five (165) days following the Target Commencement Date, then, as Tenant’s sole and exclusive remedy at law and in equity (in addition to the waiver of Base Rent during the Free Base Rent Period if Tenant elects not to terminate this Lease as set forth hereinbelow), Tenant shall have the right to terminate this Lease upon ten (10) days’ prior written notice to Landlord without further liability hereunder (except for any obligations which, by the express terms and provisions of this Lease, expressly survive the termination of this Lease) unless Landlord, within such ten (10) day period, causes the Landlord Work to be Substantially Completed in which event Tenant’s exercise of such termination right shall be null, void and of no further force or effect and this Lease shall continue in full force and effect pursuant to its terms. Further notwithstanding the foregoing to the contrary, if, despite Landlord’s good faith and commercially reasonable efforts, for any reason other than Force Majeure and Tenant Delay, the Landlord Work has not been Substantially Completed and the Commencement Date has not occurred on or prior to the thirtieth (30th) day following the Target Commencement Date, then, in addition to the Temporary Space (as defined below), Landlord shall provide additional temporary space to Tenant in the Park of reasonably comparable size, quality and utility as the Temporary Space (if applicable, the “Additional Temporary Space”), which Additional Temporary Space shall be subject to the same terms and provisions as Section 3.06 below with respect to the Temporary Space, mutatis, mutandis; provided, however, that: (1) if the Additional Temporary Space is located within a larger un-demised space, then Tenant shall only be entitled to use the portion of such un-demised space that constitutes the Additional Temporary Space as shown on a floor plan to be provided by Landlord at such time; and (2) in no event shall (i) such Additional Temporary Space, when combined with the Temporary Space, exceed 20,000 rentable square feet of space in the aggregate, (ii) Tenant be entitled to use more than 3.25 non-designated parking spaces per 1,000 rentable square feet of the Additional Temporary Space in the parking areas serving the building within which such Additional Temporary Space is located, and (iii) Landlord be obligated to provide any Temporary Space Furniture (as defined below) with respect to the Additional Temporary Space other than any existing furniture that is owned by Landlord and is then available for use by Tenant in the Additional Temporary Space as of Tenant’s occupancy of the Additional Temporary Space as reasonably determined and coordinated by and between Landlord and Tenant promptly following Landlord’s and Tenant’s determination that the Additional Temporary Space will be utilized by Tenant hereunder.

Tenant's acceptance of possession of the Premises shall be subject to Landlord's obligation to complete any aspects of the Landlord Work as may be set forth on a construction “punch list” prepared by Landlord and Tenant acting reasonably and in good faith in accordance with the terms and provisions hereof. Within ten (10) days after Substantial Completion of the Landlord Work in the Premises, Landlord and Tenant shall together conduct an inspection of the Premises and prepare a "punch list" setting forth any portions of the Landlord Work that are not in conformity with the Landlord Work as required by the terms and provisions of this Lease; provided, that, at Landlord’s request, such construction “punch list” shall be mutually prepared by Landlord and Tenant, acting reasonably and in good faith, prior to the date on which Tenant first begins to move its furniture, equipment or other personal property into any such portion of the Premises. Landlord, as part of the Landlord Work, shall use diligent and good faith commercially reasonable efforts to complete all such “punch list” items as soon as is reasonably practicable following the preparation of the “punch list”, but in no event later than sixty (60) days following Substantial Completion to the extent that, based on the nature of such punch list items, such punch list items can be reasonably completed during such period(s)) following the preparation of such “punch list” and Tenant shall provide Landlord with access to the Premises for the completion of such work.

3.04       If Tenant is permitted by Landlord to take possession of the Premises before the Commencement Date, then such possession shall be subject to the terms and conditions of this Lease, and Tenant shall pay Base Rent and Additional Rent applicable to the Premises to Landlord for each day of possession prior to the Commencement Date for same. Notwithstanding the foregoing, provided such access does not materially interfere with the performance of or otherwise delay the Landlord Work (in which case, such interference or delay shall constitute a Tenant Delay), Tenant shall have access to (on a non-exclusive basis) the Premises (a) during the period that is thirty (30) days prior to the Commencement Date for the sole purpose of installing Tenant’s telephone and data cabling, furniture, fixtures, equipment or other personal property (collectively, “Tenant’s Tel/Data, Fixtures and Furniture”), and (b) prior to the Commencement Date to inspect Landlord’s progress of the Landlord Work upon not less than two (2) Business Days’ prior notice to Landlord, and in any such cases, Tenant shall not be required to pay Rent for (except for the cost of any electricity and other building services consumed and/or requested by Tenant during any such period, including without limitation, heating, ventilation and air conditioning services for the Premises) in connection with any such access, which obligation to pay Rent shall commence on the Rent Commencement Date.

3.05       Promptly following the date on which the Commencement Date has been determined, Landlord and Tenant shall execute and deliver a commencement letter in substantially the form attached hereto as Exhibit D (the “Commencement Letter”), which Commencement Letter shall memorialize the Commencement Date, the Rent Commencement Date and the Termination Date. Tenant’s failure to execute and return the Commencement Letter to Landlord within thirty (30) days following the date on which Landlord delivers such Commencement Letter to Tenant (or to provide Landlord with written notice of Tenant’s reasonable good faith objections thereto and thereafter diligently and in good faith attempt to resolve such objections and execute and return the Commencement Letter) shall be deemed an approval by Tenant of the statements contained therein.

3.06       During the period commencing on the Effective Date and ending on the date that is ten (10) Business Days after the date the Landlord Work is Substantially Completed (such period being referred to herein as the "Temporary Space Term"), Landlord shall allow Tenant to use Suite 390 consisting of approximately 12,000 rentable square feet of space located on the third (3rd) floor of the building known as and numbered 800 District Avenue as shown on Exhibit A-2 of this Lease (the "Temporary Space") for the Permitted Use. During the Temporary Space Term, the Temporary Space shall be deemed to be part of the “Premises” for purposes of Article 13 (Indemnity and Waiver of Claims) of the Lease. Such Temporary Space (and any Temporary Space Furniture) shall be accepted by Tenant in its “As Is,” “Where Is” condition and configuration, it being agreed that Landlord shall be under no obligation to perform any work in the Temporary Space or to incur any costs in connection with Tenant’s move in, move out or occupancy of the Temporary Space; provided, however, that, Tenant shall be entitled to the use of (a) the existing furniture in the Temporary Space as of the Effective Date which is listed under the heading “Building 800” on Exhibit A-3 attached hereto, and (b) any other existing furniture that is owned by Landlord and is then available for use by Tenant in the Temporary Space as of the Effective Date, which is listed under the headings “Building 1600” and “Building 2400” on Exhibit A-3 attached hereto, as reasonably determined and coordinated by and between Landlord and Tenant promptly following the Effective Date (collectively, the “Temporary Space Furniture”), in each case subject to the terms and provisions set forth hereinbelow. Tenant acknowledges that it shall be entitled to use and occupy the Temporary Space (including, without limitation, the Temporary Space Furniture) at its sole cost, expense and risk. Tenant shall be solely responsible for any and all costs and expenses attributable to Tenant’s use and occupancy of the Temporary Space in excess of typical office usage, such as (by way of illustration and not limitation) additional Building services requested by Tenant, including, without limitation, overtime HVAC usage, in accordance with the terms of this Lease. Tenant shall not construct any improvements or make any alterations of any type to the Temporary Space without the prior written consent of Landlord, which may be granted or withheld in Landlord’s sole discretion. All costs and expenses in connection with making the Temporary Space ready for occupancy by Tenant, including, without limitation, the installation of any Cable (as defined in Section 9.01 and which Cable shall be subject to the terms and provisions of this Lease) shall be the sole responsibility of Tenant. Notwithstanding the foregoing, Landlord shall have the right during the Temporary Space Term, upon at least ten (10) Business Days’ prior written notice to Tenant, to relocate Tenant to other space in the Park of reasonably comparable size, quality and utility if Landlord enters into one or more letters of intent with one or more third party tenants to lease or occupy all or any portion of the Temporary Space.

The Temporary Space shall be subject to all of the terms and conditions of this Lease except as expressly modified herein, and except that (i) Tenant shall not be entitled to receive any allowance, abatement or other financial concession in connection with the Temporary Space which was granted with respect to the Premises unless such concessions are expressly provided for herein with respect to the Temporary Space, (ii) the Temporary Space shall not be subject to any renewal, extension or expansion rights of Tenant under this Lease, (iii) Tenant shall be entitled to 3.25 non-designated parking spaces per 1,000 rentable square feet of the applicable Temporary Space in the parking areas described in Section I of Exhibit F attached hereto (as opposed to the number of non-designated parking spaces and reserved parking spaces set forth in Section I of Exhibit F), but otherwise in accordance with and subject to the terms and provisions of Section I of Exhibit F), (iv) Tenant shall not be required to pay Base Rent for the Temporary Space during the Temporary Space Term, and (v) Tenant shall not be required to pay Tenant’s Pro Rata Share of Expenses or Taxes for the Temporary Space during the Temporary Space Term; provided, that, Tenant shall be required to pay for Tenant’s electric usage for the Temporary Space at a rate of $1.50 per square foot per annum and $1.00 per square foot for janitorial and cleaning per annum.

Upon the expiration or earlier termination of the Temporary Space Term, Tenant shall vacate, yield up and surrender the Temporary Space and the Temporary Space Furniture and deliver the same to Landlord in the same condition that the Temporary Space and the Temporary Space Furniture was delivered to Tenant, ordinary wear and tear excepted, and otherwise in accordance with Article 25. At the expiration or earlier termination of the Temporary Space Term, Tenant shall remove all debris, all items of Tenant's personalty, and any trade fixtures of Tenant from the Temporary Space (excluding, however, the Temporary Space Furniture). Tenant shall be fully liable for all damage that Tenant, any Tenant Related Parties or any of Tenant's contractors or subcontractors cause to the Temporary Space or the Temporary Space Furniture.

Tenant shall have no right to hold over or otherwise occupy the Temporary Space at any time following the expiration or earlier termination of the Temporary Space Term, and in the event of such holdover, Landlord shall immediately be entitled to institute dispossessory proceedings to recover possession of the Temporary Space, without first providing notice thereof to Tenant. In the event of holding over by Tenant after the expiration or earlier termination of the Temporary Space Term without the written authorization of Landlord, Tenant shall pay, for such holding over, the amount of $1,400.00 for each day of holdover. In addition, if Landlord is unable to deliver possession of the Temporary Space to a new tenant or perform improvements for a new tenant of the Temporary Space as a result of Tenant’s holdover and Tenant fails to vacate, yield up and surrender the Temporary Space and deliver the same to Landlord in the condition required hereinabove upon the expiration or earlier termination of the Temporary Space Term, then Tenant shall be liable for all damages, including, without limitation, any consequential damages, that Landlord incurs as a result of the Tenant's holdover. During any such period of holdover, Tenant’s occupancy of the Temporary Space shall be deemed that of a tenant at sufferance, and in no event, either during the Temporary Space Term or during any holdover by Tenant, shall Tenant be determined to be a tenant-at-will under applicable Law. While Tenant is occupying the Temporary Space, Landlord or Landlord's authorized agents shall be entitled to enter the Temporary Space, upon reasonable notice of no less than 24 hours (which may be by email to Tenant’s designated representative for such purposes), to display the Temporary Space to prospective tenants.

4.            Rent.

4.01       From and after the Rent Commencement Date, Tenant shall and hereby covenants to pay to Landlord, without any setoff or deduction, unless expressly set forth in this Lease, all Base Rent and Additional Rent (as defined below) due for the Term (collectively referred to as “Rent”). “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord under this Lease. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent. Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first (1st) day of each calendar month without notice or demand. All other items of Rent shall be due and payable by Tenant on or before thirty (30) days after billing by Landlord. Rent shall be made payable to the entity and sent to the address that Landlord designates and shall be made by good and sufficient check payable in United States of America currency or by other means designated by Landlord from time to time. If Tenant does not pay any Rent when due hereunder, Tenant shall pay Landlord an administration fee in the amount of $500.00; provided, that, Tenant shall be entitled to a grace period of up to five (5) days for the first two (2) late payments of Rent in a calendar year. In addition, past due Rent not paid within five (5) days of when due shall accrue interest at the rate of five percent (5%) per annum, and Tenant shall pay Landlord a reasonable fee for any checks returned by Tenant’s bank for any reason. Nothing in this paragraph shall be deemed to waive or condition any claim of Default (as defined below) by Landlord for Tenant’s failure to timely pay Rent, which is governed by Article 18, below. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the oldest obligation due from Tenant hereunder, then to any current Rent then due hereunder, notwithstanding any statement to the contrary contained on or accompanying any such payment from Tenant. Rent for any partial month during the Term shall be prorated on a per diem basis. No endorsement or statement on a check or letter accompanying payment shall be considered an accord and satisfaction. Tenant’s obligation so to pay Rent under this Lease shall be absolute, unconditional, and independent and shall not be discharged or otherwise affected by any law or regulation now or hereafter applicable to the Premises, or any other restriction on Tenant’s use or, except as expressly provided in this Lease, any Casualty or Taking (as such terms are defined in Articles 15 and 17 below, respectively), or, except as expressly provided in this Lease, any failure by Landlord to perform or other occurrence, and Tenant waives all rights now or hereafter existing to terminate, quit or surrender this Lease or the Premises or any part thereof or to assert any defense in the nature of constructive eviction to any action seeking to recover Rent.

4.02       Tenant shall pay Tenant’s Pro Rata Share of Expense Excess and Tax Excess in accordance with Exhibit B of this Lease.

5.	Compliance with Laws; Use.

The Premises shall be used for the Permitted Use and for no other use whatsoever. From and after the Commencement Date and subject to the terms of this paragraph, Tenant shall comply with all laws, statutes, codes, ordinances, orders, rules and regulations of any municipal, governmental or quasi-governmental entities, bodies, agencies, departments, boards, offices, commissions or authorities possessing or claiming jurisdiction with regard to Tenant or the Property (each, a “Governmental Authority”) whether in effect now or later, including without limitation, the Americans with Disabilities Act (the “ADA Requirements”) and the rules and regulations of the Massachusetts Architectural Access Board (as any of the same may be amended or modified from time to time, collectively, “Law(s)”), regarding the operation of Tenant’s business, the use, condition, configuration and occupancy of the Premises and the Building systems located in or exclusively serving the Premises. In addition, Tenant shall, at its sole cost and expense, promptly comply with any Laws that relate to the Base Building (as defined below), but only to the extent such obligations are triggered by Tenant’s use of the Premises, other than for general office use, or Alterations (as defined in Section 9.03 below) or improvements in the Premises performed or requested by Tenant. “Base Building” shall include the structural portions of the Building, the public restrooms and the Building mechanical, electrical and plumbing systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an actual or alleged violation of Law. Tenant shall comply with the reasonable rules and regulations of the Building attached as Exhibit E and such other reasonable rules and regulations adopted by Landlord from time to time, including rules and regulations for the performance of Alterations, provided in each case Tenant has been given a copy of the same in advance of applicability and provided further that the same do not materially increase Tenant’s obligations or materially decrease Tenant’s rights under this Lease (collectively, the “Rules and Regulations”). All such changes to the Rules and Regulations will be sent by Landlord to Tenant in writing. In the event of a conflict between the Rules and Regulations and the terms of this Lease, the terms of this Lease shall control. Landlord shall not knowingly enforce the Rules and Regulations against Tenant in a discriminatory manner. Tenant shall not knowingly use or operate the Premises in any manner that will cause the Building or any part thereof not to conform with Landlord’s sustainability practices or the certification of the Building issued pursuant to any Third Party Sustainability Standard (as defined in Exhibit B) applicable to the Building at any time as determined by Landlord.

Tenant covenants and agrees, at its sole cost and expense: (a) to comply with all present and future Laws regarding the collection, sorting, separation and recycling of garbage, trash, rubbish and other refuse (collectively, “trash”); (b) to comply with Landlord’s recycling policy as part of Landlord’s sustainability practices where it may be more stringent than applicable Law; and (c) that Tenant shall pay all costs, expenses, fines, penalties or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this Section. Tenant shall provide Landlord annually or at such other times as Landlord may reasonably request with waste manifests for all waste that left the Building under Tenant’s control.

6.            Security Deposit.

The Security Deposit shall be delivered to Landlord upon the execution of this Lease by Tenant and held by Landlord without liability for interest (unless required by Law) as security for the performance of Tenant’s obligations under this Lease. The Security Deposit is not an advance payment of Rent or a measure of damages. If Tenant is in Default, Landlord may from time to time and without prejudice to any other remedy provided in this Lease or by Law, use all or a portion of the Security Deposit to the extent necessary to satisfy past due Rent or to satisfy any other loss or damage resulting from Tenant’s breach under this Lease. If Landlord uses any portion of the Security Deposit, Tenant shall, within five (5) days after demand, restore the Security Deposit to its original amount. Landlord shall return any unapplied portion of the Security Deposit to Tenant within thirty (30) days after the later to occur of: (a) determination of the final Rent due from Tenant; (b) the Termination Date; or (c) the date that Tenant surrenders the Premises to Landlord in compliance with Article 25. Landlord shall assign the Security Deposit to a successor or transferee and, following such assignment, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts.

Notwithstanding anything in this Article 6 to the contrary, Tenant shall satisfy the requirement of delivery of the Security Deposit by the delivery to Landlord, no later than thirty (30) days following the Effective Date, of an unconditional and irrevocable letter of credit ("Letter of Credit") in the amount of the Security Deposit set forth in Section 1.10 above, and in a form acceptable to Landlord in its sole discretion. The Letter of Credit shall be issued by a bank satisfactory to Landlord and located in Boston, Massachusetts or Burlington, Massachusetts (the “Issuing Bank”). Landlord hereby approves Bank of America as the Issuing Bank of the initial Letter of Credit. Tenant shall ensure that at all times after the execution and delivery of this Lease until sixty (60) days after the Termination Date, as the same may be extended, an unexpired Letter of Credit in the amount of the Security Deposit set forth in Section 1.10 above shall be in the possession of Landlord. The Letter of Credit shall contain a so-called "evergreen" clause providing that the Letter of Credit shall not be canceled or otherwise revoked unless the Issuing Bank delivers at least sixty (60) days' prior written notice to Landlord, whereupon Landlord shall be entitled to draw on the full amount of the Letter of Credit and hold the proceeds thereof as the Security Deposit hereunder until Tenant delivers a replacement Letter of Credit to Landlord satisfying the terms and conditions hereof as required hereinbelow. Tenant shall deliver to Landlord, no later than thirty (30) days prior to the expiry date of the then outstanding and expiring Letter of Credit, a replacement Letter of Credit satisfying the terms and conditions hereof. Landlord shall be entitled to draw on the Letter of Credit: (a) if Tenant fails to deliver any replacement Letter of Credit as required hereinabove, in which event Landlord shall be permitted to retain the entire proceeds of such Letter of Credit for application as the Security Deposit hereunder until such replacement Letter of Credit satisfying the terms and conditions hereof is delivered to Landlord; (b) to cure or attempt to cure, in whole or in part, any Default by Tenant under this Lease, in which event Tenant shall replenish the amount so drawn upon demand by Landlord; or (c) if the (i) credit rating of the long-term debt of the Issuing Bank (according to Moody's or similar national rating agency) is downgraded to a grade below investment rate, (ii) Issuing Bank enters into any supervisory agreement with any Governmental Authority, or (iii) Issuing Bank fails to meet any capital requirements imposed by applicable Law unless, in the case of (i), (ii) or (iii), Tenant delivers to Landlord a replacement Letter of Credit complying with the terms of this Lease within ten (10) days after demand therefor from Landlord. Failure by the Issuing Bank to honor a draw request on the Letter of Credit shall be a Default under the terms of this Lease entitling Landlord to exercise its remedies hereunder. Each Letter of Credit shall be for the benefit of Landlord and its successors and assigns and shall entitle Landlord or its successors or assigns to draw from time to time under the Letter of Credit in portions or in whole upon presentation of a sight draft and statement by Landlord that Landlord is entitled to draw thereunder pursuant to the terms and provisions of this Lease. Landlord shall have an unrestricted right to transfer the Letter of Credit at any time and to any party selected by Landlord. Tenant shall pay any transfer commission (fee) and all other costs (hereinafter collectively referred to as the "Transfer Fee") which may be imposed by the Issuing Bank for the transfer of the Letter of Credit by Landlord. Tenant's failure to pay the Transfer Fee as and when due shall constitute a Default under this Lease and Landlord shall have the right to pursue any and all remedies provided to Landlord under this Lease, in equity and at law.

Notwithstanding the foregoing terms and provisions of this Article 6: (A) so long as (v) no Default by Tenant has occurred or then exists under this Lease, (w) during the twelve (12) month period immediately preceding the effective date of any such reduction Tenant has timely paid all Rent due under this Lease (within any applicable cure or grace period), (x) Tenant is then in occupancy of at least fifty percent (50%) of the Rentable Square Footage of the Premises and no more than fifty percent (50%) of the Rentable Square Footage of the Premises is then sublet (other than to an Affiliate, as that term is defined in Section 11.04 below) in each case as of the effective date of any such reduction, (y) the fourth (4th) anniversary of the Commencement Date has occurred, and (z) Tenant’s then current financial statements delivered to Landlord in accordance with Section 26.06 below evidence that Tenant has EBITDA (i.e., earnings before interest, tax, depreciation and amortization) of at least $20,000,000.00 as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), then Tenant shall have the right to reduce the amount of the Security Deposit to $2,000,000.00 pending any further reduction of the Security Deposit as set forth hereinbelow; and (B) so long as (1) no Default by Tenant has occurred or then exists under this Lease, (2) during the twelve (12) month period immediately preceding the effective date of any such reduction Tenant has timely paid all Rent due under this Lease (within any applicable cure or grace period), (3) Tenant is then in occupancy of at least fifty percent (50%) of the Rentable Square Footage of the Premises and no more than fifty percent (50%) of the Rentable Square Footage of the Premises is then sublet (other than to an Affiliate, as that term is defined in Section 11.04 below) in each case as of the effective date of any such reduction, (4) the fourth (4th) anniversary of the Commencement Date has occurred, and (5) Tenant’s then current financial statements delivered to Landlord in accordance with Section 26.06 below evidence that Tenant has EBITDA (i.e., earnings before interest, tax, depreciation and amortization) of at least $30,000,000.00 as determined in accordance with GAAP, then Tenant shall have the right to reduce the amount of the Security Deposit to $750,000.00 pending any further reduction of the Security Deposit as set forth hereinbelow. If the Security Deposit is being held in the form of cash and not in the form of a Letter of Credit, then so long as the foregoing conditions applicable to the respective reduction in clause (A) or clause (B) (as applicable depending on the respective reduction) hereinabove are satisfied, within thirty (30) days following Tenant’s written notice to Landlord that it is entitled to any of the applicable and foregoing reductions of the Security Deposit as provided hereinabove, Landlord shall return the applicable portion of the Security Deposit to Tenant so that the remaining portion of the Security Deposit held by Landlord hereunder equals the applicable reduced Security Deposit amount. If the Security Deposit is in the form of a Letter of Credit, then Tenant shall cause either a replacement Letter of Credit in the applicable reduced amount of the Security Deposit or an amendment of the then existing Letter of Credit reflecting the applicable reduced amount of the Security Deposit, and in each case otherwise satisfying all of the above conditions of this Article 6, to be delivered to Landlord whereupon Landlord shall, promptly following its receipt of such replacement Letter of Credit, return the original Letter of Credit then being held by Landlord to Tenant. Notwithstanding anything to the contrary set forth herein, in no event shall the Security Deposit or Letter of Credit be in an amount less than $750,000.00.

7.            Building Services.

7.01       Landlord shall furnish Tenant with the following services during the Term: (a) water for use in the Base Building lavatories; (b) customary heat and air conditioning in season during Building Service Hours, although (i) Tenant shall have the right to receive HVAC service during hours other than Building Service Hours by paying Landlord’s then standard charge for additional HVAC service and providing such prior notice as is reasonably specified by Landlord (Landlord’s current charge for afterhours HVAC is $75.00 per hour, subject to change by Landlord from time to time), and (ii) if Tenant is permitted to connect any supplemental HVAC units to the Building’s condenser water loop or chilled water line, such permission shall be conditioned upon Landlord having adequate excess capacity from time to time and such connection and use shall be subject to Landlord’s reasonable approval and reasonable restrictions imposed by Landlord, and Landlord shall have the right to charge Tenant a connection fee and/or a monthly usage fee, as reasonably determined by Landlord; (c) standard janitorial service on Business Days, which will be conducted in accordance with Landlord’s sustainability practices; (d) unattended elevator service; (e) electricity in accordance with the terms and conditions in Section 7.02; (f) access to the Building for Tenant and its employees 24 hours per day/7 days per week, subject to the terms of this Lease and such protective services or monitoring systems, if any, as Landlord may reasonably impose, including without limitation, sign-in procedures and/or presentation of identification cards; and (g) subject to Section 26.10, such other services as Landlord reasonably determines are necessary or appropriate for the Property. If Landlord, at Tenant’s request, provides any services which are not Landlord’s express obligation to provide under this Lease, including without limitation, any repairs which are Tenant’s responsibility pursuant to Article 9 below, then Tenant shall pay Landlord, or such other party designated by Landlord, the cost of providing such service plus a reasonable administrative charge, the same to constitute Additional Rent hereunder.

7.02       Electricity used by Tenant in the Premises shall, at Landlord’s option, be paid for by Tenant by a separate, flat-rate charge (except the same may be increased as hereinafter provided in this Section 7.02) payable by Tenant to Landlord monthly with Rent, initially estimated (at the rate of $1.50 per Rentable Square Footage of the Premises) to be in the amount of $7,642.25 per month ($91,707.00 per annum), payable as Additional Rent hereunder. Landlord shall have the right from time to time to reasonably increase such monthly flat-rate amount payable by Tenant hereunder based on actual increases in the cost of electricity (and/or the generation thereof) to Landlord in connection with the Property. Without the consent of Landlord, Tenant’s use of electrical service shall not exceed the Building standard usage, per square foot, as reasonably determined by Landlord, based upon the Building standard electrical design load. Landlord shall have the right to measure electrical usage by commonly accepted methods, including without limitation, the installation of measuring devices such as submeters and check meters. If it is determined that Tenant is using electricity in such quantities or during such periods so as to cause the total cost of Tenant’s electrical usage, on a monthly, per-rentable-square-foot basis, to materially exceed that which Landlord reasonably deems to be standard for the Building, then Tenant shall pay Landlord Additional Rent for the cost of such excess electrical usage and, if applicable, for the cost of purchasing and installing the measuring device(s). Notwithstanding the foregoing, to the extent any electricity service is from time to time separately metered directly by the utility company to the Premises, then Tenant shall timely pay the separate charges for such electricity service directly to the applicable utility company and, if requested by Landlord from time to time, provide copies of such utility company invoices and evidence of such payments.

Landlord reserves the right to change electricity providers at any time and to purchase green or renewable energy. At least annually, Tenant shall be required to submit to Landlord electricity consumption data in a format deemed reasonably acceptable by Landlord. Each party shall provide the other party, upon request made from time to time, with such information about the base building (in the case of a request made to Landlord) or of the Premises (in the case of a request made to Tenant) as may be in the possession of the party of whom the request is made or of its architects, engineers or other consultants as may be applicable to determining or maintaining the sustainability of the Building and/or the Premises. This information may include, but shall not be limited to, information provided to the U.S. Green Building Council or the Green Building Initiative, or their affiliates or subsidiaries, or any comparable third-party certification agencies now or hereafter in existence, to substantiate any third-party rating. In addition, Tenant shall also provide energy, water and waste data to Landlord for reporting to such voluntary sustainability surveys such as GRESB or other industry-driven organization assessing real estate sustainability performance. Each party shall hold the information so received from the other party as confidential except for its limited use to evidence compliance with any sustainability standard. A party shall not use, nor allow any of its parent, subsidiary or affiliated entities or architects, engineers, other consultants or advisors, subtenants, assignees or others claiming by or through that party to use, any of such information to challenge any sustainability score, rating, certification or other approval granted by any third party.

7.03       Landlord’s failure to furnish, or any interruption, diminishment or termination of services due to the application of Laws, the failure of any equipment, the performance of maintenance, repairs, improvements or alterations, utility interruptions or the occurrence of an event of Force Majeure (collectively a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. Notwithstanding anything to the contrary in this Lease, if any “Essential Service” (as defined below), which Landlord is required to provide to the Premises is interrupted due to the negligence or willful misconduct of Landlord or its agents, contractors or employees (a “Service Interruption”), and such Service Interruption (a) causes all or a material portion of the Premises to be untenantable (the “Affected Space”) for a period in excess of five (5) Business Days following Landlord’s receipt of written notice thereof from Tenant (the “Interruption Notice”), and (b) is reasonably within the control of Landlord to remedy, then the Rent payable hereunder shall abate in the proportion that the Rentable Square Footage of the Affected Space bears to the Rentable Square Footage of the Premises, which abatement shall commence as of the expiration of such five (5) Business Day period and expire on the date that the Service Interruption is remedied. For purposes of this paragraph, an “Essential Service” shall mean the service provided by the electrical, water, plumbing and/or heat, ventilation and air conditioning systems serving the Premises.

7.04       Without limiting the generality of the foregoing, Landlord reserves the right from time to time to modify components of the access procedures for the Building or other portions of the Property, to provide for and/or change the number of lobby attendants (if any), or to institute, modify, supplement, or discontinue any particular access control procedures or equipment for the Building, whether during or after Business Service Hours. Landlord does not warrant or guarantee the effectiveness of any such system or procedures. Tenant expressly disclaims any such warranty, guarantee, or undertaking by Landlord with respect thereto and acknowledges that access control procedures from time to time in effect are solely for the convenience of tenants generally and are not intended to secure the Premises or to guarantee the physical safety of any persons in or about the Premises or the Property. Tenant shall be responsible for securing the Premises, including without limitation, by Tenant’s installation of access card readers or other security equipment for the Premises in accordance with Section 9.03 and by restricting or monitoring access into and from the Premises by its employees or other invitees. At the time that any Tenant employee (or other person acting under or through Tenant) who has been issued a Building access card is terminated or otherwise ceases to work at the Premises, Tenant shall retrieve and destroy the Building access card for such person and, in accordance with the Building’s standard procedures, notify the Building’s property manager that such person should be removed from the active list for Building access cards.

7.05       Landlord may, from time to time, decide to develop, maintain and/or operate the Building in accordance with third-party accreditations, ratings or certifications that relate to sustainability issues, energy efficiency or other comparable goals, including, without limitation, Third Party Sustainability Standards. Should Landlord make such a decision, Tenant shall reasonably cooperate with Landlord’s efforts in that regard at no material cost to Tenant. Such cooperation shall include, without limitation, providing Landlord with information within fourteen (14) days after a request is made about Tenant’s occupancy as may be required by any such third-party agency, such as staffing levels, hours of operation, utility usage, commuting patterns (to the extent reasonably determinable), cleaning methods, build-out materials and techniques, furniture, fixtures and equipment inventories, and other purchasing information. The foregoing provisions shall apply whether Landlord affirmatively seeks an accreditation, rating or certification under a Third Party Sustainability Standard and to thereafter maintain the accreditation, rating or certification, or to operate voluntarily in accordance with some or all of such Third Party Sustainability Standards, but without formally obtaining the accreditation, rating or certification.

The parties hereto agree to comply with all mandatory and voluntary energy, water or other conservation controls or requirements applicable to office buildings issued by the federal, state, county, municipal or other applicable Governmental Authorities, or any public utility or insurance carrier including, without limitation, controls on the permitted range of temperature settings in office buildings or requirements necessitating curtailment of the volume of energy consumption or the hours of operation of the Building. Any terms or conditions of this Lease that conflict or interfere with compliance by Landlord with such controls or requirements shall be suspended for the duration of such controls or requirements. It is further agreed that compliance with such controls or requirements shall not be considered an eviction, actual or constructive of Tenant from the Premises and shall not entitle Tenant to terminate this Lease or to an abatement or reduction of any rent payable hereunder.

Landlord may, at any time, install separate metering for the Premises or for any specific use within the Premises (including, without limitation, Tenant’s information technology equipment) for electricity, water, gas, steam or other utility usage. Such separate metering may be a direct meter, a submeter, a check meter. Any meter so installed may, at Landlord’s option, be a “smart meter”. The cost of installation shall be a capital expense that is included in Expenses on an amortized basis over the expected useful life of the meter. If such a meter is installed, Tenant shall pay for the consumption shown on the meter plus any fee applicable to reading the meter, either directly to the third-party utility provider in the case of a direct meter or to Landlord in the case of a submeter or check meter, and Tenant shall report to Landlord Tenant’s usage as measured by the meter. If such a meter is installed, Tenant shall thereafter not be charged as an Expense for any other tenant’s use of that utility in the other tenant’s own premises, but shall still be charged its pro rata share for the consumption of that utility in any part of the Building that is not leased to another tenant.

Landlord’s property manager shall act as Tenant’s primary contact for sustainability related matters.

8.            Signage.

No signs, advertisements or notices shall be painted or affixed to any windows, doors or other parts of the Premises, the Building or the Park, except those of such color, size, style and in such places as are first approved in writing by Landlord in Landlord’s sole discretion. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises or the Building except by the Building maintenance personnel without Landlord’s prior approval, which approval shall not be unreasonably withheld. Landlord shall make the Building's directory located in the lobby of the Building available to identify Tenant's name and shall make any revisions thereto as Tenant requests in and to the initial listing after the Commencement Date, provided Tenant shall pay Landlord Landlord's reasonable charge for such revision. Subject to the prior approval of Landlord, not to be unreasonably withheld, delayed or conditioned, and the Town of Burlington, and for so long as (a) Butterfly Network, Inc. occupies at least fifty percent (50%) of the Rentable Square Footage of the Premises in the Building for the Permitted Use, (b) no monetary Default of Tenant is then continuing pursuant to Article 18 below, and (c) this Lease is in full force and effect, Landlord shall, as part of the Landlord Work, install lettering identifying Tenant on a monument sign at the entrance to the Building in a location approved by Landlord in its sole discretion and using building standard materials, fonts and sizes, all at Landlord’s sole cost and expense.

Notwithstanding anything in this Section 8 above to the contrary, so long as Tenant (i) has submitted to Landlord a plan in reasonable detail (showing, without limitation, size, color, location, materials and method of affixation) of the Tenant identification signage that Tenant may desire to install on the District Avenue-facing exterior facade of the Building in a location approved by Landlord in its reasonable discretion (the “Tenant’s Exterior Building Signage”), (ii) obtains all necessary permits, approvals and licenses with respect to Tenant’s Exterior Building Signage from all applicable Governmental Authorities (provided that Landlord has first provided its consent to Tenant’s Exterior Building Signage pursuant to clause (iii) hereinbelow prior to Tenant submitting any applications for any such permits, approvals or licenses), and (iii) obtains Landlord’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), then for so long as (x) Butterfly Network, Inc. occupies at least fifty percent (50%) of the Rentable Square Footage of the Premises in the Building for the Permitted Use, (y) no monetary Default of Tenant is then continuing pursuant to Article 18 below, and (z) this Lease is in full force and effect, Tenant shall have the right, at Tenant’s sole cost and expense, to install and maintain Tenant’s Exterior Building Signage on the Building in accordance with the provisions of this paragraph. Upon the expiration or earlier termination of the Term, Tenant shall remove Tenant’s Exterior Building Signage, at Tenant’s sole cost and expense, and repair and restore the exterior portion of the Building where Tenant’s Exterior Building Signage was located to a condition consistent with the remaining exterior portion of the Building where Tenant’s Exterior Building Signage was located.

9.            Repairs, Maintenance and Alterations.

9.01       Tenant shall periodically inspect the Premises to identify any conditions that are dangerous or in need of maintenance or repair. Tenant shall promptly provide Landlord with notice of any such conditions. Tenant, at its sole cost and expense, shall perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and keep the Premises in good condition and repair, reasonable wear and tear excepted. Tenant’s repair and maintenance obligations include, without limitation, repairs to: (a) floor covering; (b) interior partitions; (c) doors; (d) the interior side of demising walls; (e) Alterations; (f) supplemental air conditioning units, kitchens, including hot water heaters, plumbing and similar facilities installed by or on behalf of Tenant and exclusively serving Tenant (other than as expressly set forth in Section 9.03(b) below); and (g) electronic, fiber, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant (collectively, “Cable”). All repairs and other work performed by Tenant or its contractors, including that involving Cable, shall be subject to the terms of Section 9.03 below, and must comply with Landlord’s sustainability practices, including any third-party rating system concerning the environmental compliance of the Building or the Premises, as the same may change from time to time. Tenant is responsible for reporting lighting purchases to Landlord in a format suitable to Landlord. If Tenant fails to make any repairs to the Premises for more than thirty (30) days after notice from Landlord (although notice shall not be required in an emergency) within applicable cure periods pursuant to Article 18 hereof, Landlord may make the repairs and, within thirty (30) days after demand, Tenant shall pay the reasonable actual out of pocket cost of such repairs, together with an administrative charge in an amount equal to five percent (5%) of such out of pocket cost of such repairs.

9.02       Except as otherwise expressly set forth in Section 9.01 above, Landlord shall keep and maintain in good repair and working order and perform maintenance upon the: (a) structural elements of the Building; (b) mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building in general (including, without limitation, any plumbing systems that serve the restrooms in the Building whether located within the Premises or in any Common Areas of the Building as of the Commencement Date, but specifically excluding any Cable); (c) Common Areas; (d) roof of the Building; (e) exterior windows of the Building; and (f) elevators serving the Building. Subject to Casualty and reasonable wear and tear, Landlord shall promptly make repairs for which Landlord is responsible under this Section 9.02.

9.03       Tenant shall not make any alterations, repairs, additions or improvements or install any Cable in the Premises (collectively referred to as “Alterations”) without first obtaining the written consent of Landlord in each instance; provided, however, that Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (a) such Alteration is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) such Alteration is not visible from the exterior of the Premises or the Building; (c) such Alteration will not affect the Base Building; and (d) such Alteration does not require work to be performed inside the walls or above the ceiling of the Premises. Cosmetic Alterations shall be subject to all the other provisions of this Section 9.03. Prior to performing any Alterations, Tenant shall furnish Landlord with (i) plans and specifications (which shall be in CAD format if requested by Landlord), (ii) names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Base Building and vertical Cable, as may be described more fully below), (iii) required permits and approvals, (iv) evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord and naming Landlord and the managing agent for the Building (or any successor(s)) as additional insureds, and (v) such other items as Landlord may reasonably request in good faith based on the nature of the proposed Alterations. Landlord may designate specific contractors with respect to oversight, installation, repair, connection to, and removal of vertical Cable. All Cable shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Cable with wire) to show Tenant’s name, suite number and the purpose of such Cable (x) every six (6) feet outside of the Premises (specifically including, but not limited to, the electrical room risers and any Common Areas), and (y) at the termination point(s) of such Cable. Any changes to the plans and specifications must also be submitted to Landlord for its approval. All Alterations shall be constructed in a good and workmanlike manner using materials of a quality reasonably approved by Landlord and Tenant shall ensure that no Alteration impairs the Base Building (including without limitation, any Building system) or Landlord’s ability to perform its obligations hereunder. Tenant shall reimburse Landlord for any sums paid by Landlord for third party examination of Tenant’s plans and/or specifications for non-Cosmetic Alterations. In addition, Tenant shall pay Landlord a fee for Landlord’s oversight and coordination of any non-Cosmetic Alterations equal to three percent (3%) of the cost of the non-Cosmetic Alterations. Upon completion, Tenant shall furnish “as-built” plans (in CAD format, if requested by Landlord) to Landlord for any non-Cosmetic Alterations, completion affidavits and full and final waivers of lien. Landlord’s approval of an Alteration shall not be deemed a representation by Landlord that the Alteration complies with Law or will not adversely affect the Base Building.

Landlord has established a so-called “O & M” policy for the Building with respect to asbestos and other Hazardous Materials at the Property.  Tenant shall comply with all reasonable rules, regulations and requirements imposed by Landlord from time to time (including, but not limited to, Landlord’s “O & M” policy) and all applicable Laws in connection with the performance of any Alterations affecting existing Hazardous Materials (including, but not limited to, asbestos) which may exist in the Premises, subject to Landlord’s obligations with respect to any Pre-Existing Hazardous Materials pursuant to Section 3.02.

Landlord agrees not to withhold, condition or delay its consent unreasonably to any Alterations that (A) do not affect the Base Building or any portion thereof, (B) are not visible from the outside of the Premises, and (C) would not materially detract from the aesthetic integrity of the Building or its design. Landlord shall not be deemed to have acted unreasonably if it withholds its consent because, in Landlord's opinion, such work: (1) could affect the safety of the Building or its occupants; (2) would increase Landlord's cost of repairs, insurance or furnishing services or otherwise adversely affect Landlord's ability to efficiently operate the Building or furnish services to Tenant or other tenants; (3) involves toxic or Hazardous Materials; (4) could be costly or hazardous to remove or demolish; (5) requires entry into another tenant's premises or use of public areas; or (6) is prohibited by any mortgage on or ground lease affecting the Building. The foregoing reasons, however, shall not be exclusive of the reasons for which Landlord may withhold consent, whether or not such other reasons are similar or dissimilar to the foregoing.

Subject to the foregoing provisions of this Article 9, including without limitation, Landlord’s reasonable prior written approval of all plans and specifications and Tenant’s contractor, Tenant may, at Tenant’s sole cost and expense, install in the Premises a security card access system compatible with the Building’s security card access system. Tenant shall provide Landlord with access cards or codes necessary for access to the Premises by Landlord in connection with the performance of its obligations and/or the exercise of its rights under this Lease. Additionally, within a commercially reasonable time following Tenant’s written request therefor, Landlord shall install, at Tenant’s sole cost and expense (including, without limitation, any set-up fees, subscription fees, user fees and any other charges, fees or expenses relating to the use, operation, maintenance, repair and replacement of the same), up to two (2) electric car charging stations in the outdoor parking area immediately adjacent to the Building, in a location reasonably determined by Landlord and consistent with other similarly situated electric car charging stations then currently serving other parking areas within the Park.

9.04       All Alterations (including without limitation, any Cable installed by Tenant in accordance with Section 9.03 above) shall, except as otherwise expressly set forth in this Lease, remain upon the Premises at the end of the Term without compensation to Tenant; provided, however, that, Landlord may, by written notice to Tenant given at the time of Landlord’s review and approval of any plans and specifications for any Alterations (and, with respect to the Landlord Work, at the time of Landlord’s review and approval of the Plans and Specifications (as defined on Exhibit C) and/or any Change Orders (as defined on Exhibit C) requested by Tenant), require Tenant, at Tenant’s sole cost and expense, to remove any Alterations and/or portions of the Landlord Work that, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (such other items collectively are referred to collectively as “Required Removables”). Required Removables shall include, without limitation, internal stairways, raised floors, personal baths and showers, vaults, rolling file systems and structural alterations and modifications, but shall specifically exclude any Cable installed by Tenant in accordance with Section 9.03 above. Required Removables shall be removed by Tenant prior to the expiration or earlier termination of the Term. Tenant shall repair any and all damage caused by the installation or removal of Required Removables and shall dispose of any Required Removables and personal property of Tenant in an environmentally sustainable manner (including, without limitation, any equipment, furnishings or materials) and shall recycle or re-use the same in accordance with LEED-EB: O&M sustainability practices. If Tenant fails to perform the foregoing obligations in a timely manner, then Landlord may perform such obligations and Tenant shall, within ten (10) Business Days following Tenant’s receipt of an invoice therefor evidencing such costs, reimburse Landlord for the reasonable actual out-of- pocket cost of the same. Without limiting the foregoing, Tenant, at the time it requests approval for a proposed Alteration, may request in writing that Landlord advise Tenant whether the Alteration, or any portion thereof, is a Required Removable. Within ten (10) days after receipt of Tenant’s request, Landlord shall advise Tenant in writing as to which portions of the alteration or other improvements are Required Removables.

10.          Entry by Landlord.

Landlord may enter the Premises to inspect, show (during the last nine (9) months of the Term) or clean the Premises or to perform or facilitate the performance of repairs, alterations or additions to the Premises or any portion of the Building. Except in emergencies or to provide Building services, Landlord shall provide Tenant with reasonable prior written notice of entry of no less than 24 hours (which may be by email to Tenant’s designated representative for such purposes) and shall use commercially reasonable efforts to minimize any interference with Tenant’s use of the Premises. If reasonably necessary, Landlord may temporarily close all or a portion of the Premises to perform repairs, alterations and additions; provided, that, except in emergencies, Landlord will not close the Premises if such work can reasonably be completed on weekends and after Building Service Hours, and in all cases such work will be performed in such a manner as to minimize, to the extent reasonably practicable, interruption or interference with Tenant’s use of the Premises for the Permitted Use. Entry by Landlord in accordance with this Article 10 shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent.

11.          Assignment and Subletting.

11.01    Except in connection with a Business Transfer (defined in Section 11.04), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord. Landlord shall not unreasonably withhold, condition or delay its consent to any assignment of this Lease if Landlord does not exercise its recapture rights under Section 11.02. Without limitation, it is agreed that Landlord’s consent to any Transfer shall not be considered unreasonably withheld if the proposed transferee is a Governmental Authority or an occupant of the Building or an occupant of any other building(s) within the Park or if the proposed transferee, whether or not an occupant of the Building or an occupant of any other building(s) within the Park is, or has been within the last six (6) months immediately preceding the proposed Transfer, in discussions with Landlord or any affiliate of Landlord regarding the leasing of space within the Building or within any other building(s) within the Park. Additionally, it shall be a reasonable basis for Landlord to withhold its consent if Tenant tenders for Landlord’s approval an assignment of this Lease or a sublease of the Premises or any part of the Premises to a proposed assignee/subtenant whose proposed use or operation in the Premises may or will cause the Building or any part thereof not to conform with the environmental and green building clauses in this Lease. Without limiting the foregoing, a Transfer shall be deemed to include any change in Control (as defined below) in Tenant or in the entity or entities which own or Control (directly or indirectly) at least fifty percent (50%) of the voting rights/shares of Tenant (other than through a change in the ownership of voting securities listed on a nationally recognized public securities exchange). Any Transfer in violation of this Article 11 shall, at Landlord’s option, be deemed a Default by Tenant as described in Article 18, and shall be voidable by Landlord. As used in this Article 11, the term “Control,” “Controlling” or “Controlled” shall mean the power, whether through voting shares, contract rights or otherwise, to direct the day-to-day management and decision-making of the entity in question. In no event shall any Transfer, including a Business Transfer, release or relieve Tenant from any obligation under this Lease, and Tenant shall remain primarily liable for the performance of the tenant’s obligations under this Lease, as amended from time to time. Without otherwise limiting the criteria upon which Landlord may withhold its consent, Landlord shall be entitled to consider all reasonable criteria including, but not limited to, the following: (a) whether or not the proposed transferee is engaged in a business which, and the use of the Premises will be in a manner which, is in keeping with the then character and nature of all other tenancies in the Park; (b) whether the use to be made of the Premises by the proposed transferee will conflict with any so-called "exclusive" use then in favor of any other tenant of the Building or the Park and whether such use would be prohibited by any other provision of this Lease, including, but not limited to, any Rules and Regulations then in effect, or under applicable Laws, and whether such use imposes a greater load upon the Premises and the Building and/or the Park services than imposed by Tenant; (c) the business reputation of the proposed individuals who will be managing and operating the business operations of the proposed transferee and the long-term financial and competitive business prospects of the proposed transferee; and (d) the creditworthiness and financial stability of the proposed transferee in light of the responsibilities involved.

11.02    Tenant shall provide Landlord with financial statements for the proposed transferee (or, in the case of a change of ownership or Control, for the proposed new Controlling entity(ies)), a fully executed copy of the proposed assignment or sublease (or, where applicable, other Transfer) documentation and such other information as Landlord may reasonably request. Within fifteen (15) Business Days after receipt of the required information and documentation, Landlord shall either: (a) consent to any assignment or sublet by execution of a consent agreement in a form reasonably designated by Landlord; or (b) reasonably refuse to consent to any assignment or sublet in writing. Tenant shall pay Landlord a review fee of $1,500.00 for Landlord’s review of any requested Transfer together with Landlord’s reasonable out-of-pocket costs incurred in connection with the review of any such Transfer, whether or not Landlord approves same.

11.03    Tenant shall pay Landlord fifty percent (50%) of all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer. Tenant shall pay Landlord for Landlord’s share of the excess within thirty (30) days after Tenant’s receipt of the excess. In determining the excess due Landlord, Tenant may deduct from the excess, on a straight-line basis, all reasonable and customary expenses directly and actually incurred by Tenant attributable to the Transfer. If Tenant is in Default, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of Tenant’s share of payments received by Landlord. In no event shall Tenant be permitted to enter into any sublease or assignment that would result in the characterization of any amounts received by Landlord pursuant to this Section 11.03 as amounts that are not rents from real property as provided under Section 26.13 below.

11.04    Subject to Section 26.13, Tenant may assign this Lease to a successor to Tenant by merger, consolidation or the purchase of all or substantially all of Tenant’s assets, or assign this Lease or sublet all or a portion of the Premises to an Affiliate (as defined below) (in each case, a “Business Transferee”), in each case without the prior written consent of Landlord; provided, that, all of the following conditions are satisfied (a “Business Transfer”): (a) Tenant is not then in Default under this Lease; (b) Tenant has given Landlord written notice reasonably describing the details of such proposed Business Transfer at least fifteen (15) Business Days before the effective date of such Business Transfer together with any documents or other information reasonably requested by Landlord relating thereto and reasonable documentation that the proposed Business Transfer satisfies the requirements of this Section 11.04; (c) the Credit Requirement (as defined below) has been satisfied; (d) if such Business Transfer involves an assignment of this Lease to a Business Transferee, such Business Transferee executes and delivers to Landlord, at least ten (10) Business Days before the assignment, a commercially reasonable instrument pursuant to which such Business Transferee assumes, for Landlord’s benefit, all of Tenant’s obligations under this Lease; (e) the Business Transferee satisfies the requirements in Section 26.02; (f) the proposed Business Transfer is being made for a good faith operating business purpose and not in order to evade the requirements of this Article 11; and (g) Landlord has acknowledged the satisfaction of the foregoing conditions in writing. Tenant’s notice to Landlord pursuant to this Section 11.04 shall include information and documentation evidencing the Business Transfer and showing that each of the above conditions has been satisfied. As used in this Section 11.04, “Affiliate” shall mean an entity Controlled by, Controlling or under common Control with Tenant. The “Credit Requirement” shall be deemed satisfied if, following the effective date of the Business Transfer, the financial strength of the Business Transferee is not less than that of Tenant on the date that the series of events culminating in the applicable Business Transfer occurred or at the execution of this Lease, whichever is greater, as reasonably determined by Landlord based on credit ratings of such Business Transferee and Tenant by both Moody’s and Standard & Poor’s (or by either such agency alone, if applicable ratings by the other agency do not exist) or, if such credit ratings do not exist, in accordance with Moody’s KMV RiskCalc (i.e., the on-line software tool offered by Moody’s for analyzing credit risk) based on CFO-certified financial statements for such Business Transferee and Tenant covering their last two (2) fiscal years ending before the Business Transfer.

11.05    Notwithstanding anything to the contrary contained in this Article 11, neither Tenant nor any other person having a right to possess, use, or occupy (for convenience, collectively referred to in this Section 11.05 as “Use”) the Premises shall enter into any lease, sublease, license, concession or other agreement for Use of all or any portion of the Premises which provides for rental or other payment for such Use based, in whole or in part, on the net income or profits derived by any person that leases, possesses, uses, or occupies all or any portion of the Premises (other than an amount based on a fixed percentage or percentages of receipts or sales), and any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a transfer of any right or interest in the Use of all or any part of the Premises.

12.          Liens.

Tenant shall not cause or permit mechanics’ or other liens to be placed upon the Property, the Building, the Premises or Tenant’s leasehold interest therein in connection with any work or service done or purportedly done by or for the benefit of Tenant or its subtenants or transferees. Tenant shall give Landlord notice at least fifteen (15) days prior to the commencement of any work in the Premises to afford Landlord the opportunity, where applicable, to post and record notices of non-responsibility. Tenant, within thirty (30) days of notice of any such liens, shall fully discharge any lien by settlement, by bonding or by insuring over the lien in the manner prescribed by the applicable lien Law and to Landlord’s reasonable satisfaction and, if Tenant fails to do so, Tenant shall be deemed in Default under this Lease and, in addition to any other remedies available to Landlord as a result of such Default by Tenant, Landlord, at its option, may bond, insure over or otherwise discharge the lien. Tenant shall reimburse Landlord for any reasonable actual out of pocket amount paid by Landlord hereunder, including without limitation, reasonable attorneys’ fees. Landlord shall have the right to require Tenant to post a performance or payment bond in connection with any Alterations proposed to be performed by Tenant pursuant to Section 9.03 above that cost in excess of $1,000,000.00 in the aggregate per such proposed set of Alterations. Tenant acknowledges and agrees that all such work or service is being performed for the sole benefit of Tenant and not for the benefit of Landlord.

13.          Indemnity and Waiver of Claims.

13.01       Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties (as defined below), Tenant shall indemnify, defend and hold Landlord and Landlord Related Parties harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law) (collectively referred to as “Losses”), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties by any third party and arising out of or in connection with any damage or injury occurring in the Premises or any acts or omissions (including violations of Law) of Tenant, its trustees, managers, members, principals, beneficiaries, partners, officers, directors, employees and agents (the “Tenant Related Parties”) or any of Tenant’s transferees, contractors or licensees, in or about the Premises, the Building or the Park. To the extent permitted pursuant to applicable Laws, Tenant hereby waives all claims against and releases Landlord and its trustees, managers, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees (as defined in Article 23) and agents (the “Landlord Related Parties”) from all claims for any injury to or death of persons, damage to property or business loss in any manner related to (a) Force Majeure, (b) acts of third parties, (c) the bursting or leaking of any tank, water closet, drain or other pipe, (d) the inadequacy or failure of any security or protective services, personnel or equipment, or (e) any matter not within the reasonable control of Landlord. All Tenant’s Property (as defined below) shall be at the sole risk of Tenant to the maximum extent permitted by law and shall be kept insured by Tenant throughout the Term (and during any other periods before or after the Term during which Tenant or any Tenant Related Party enters into or occupies all or any portion of the Premises) at Tenant’s expense in accordance with Article 14. The provisions of this Section 13.01 shall survive the expiration or earlier termination of this Lease, regardless of the cause of such expiration or earlier termination.

14.          Tenant’s Insurance.

14.01    Tenant shall maintain the following insurance coverages in the following amounts:

(a)          Commercial General Liability Insurance covering claims of bodily injury, personal injury and property damage arising out of Tenant’s operations and contractual liabilities, including coverage formerly known as broad form, on an occurrence basis, with minimum primary limits of $1,000,000 each occurrence and $2,000,000 annual aggregate (and not more than $25,000 self-insured retention) and a minimum excess/umbrella limit of $5,000,000.

(b)          Property insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property in the Premises installed by, for, or at the expense of Tenant (collectively, “Tenant’s Property”), and (ii) any Alterations installed by or for the benefit of Tenant (but not including the Landlord Work), whether pursuant to this Lease or pursuant to any prior lease or other agreement to which Tenant was a party (collectively, “Tenant-Insured Improvements”). Such insurance shall be written on a special cause of loss form for physical loss or damage, for the full replacement cost value (subject to reasonable deductible amounts) without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance, and shall include coverage for damage or other loss caused by fire or other peril, including vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one (1) year.

(c)           Worker’s Compensation and Employer’s Liability or other similar insurance to the extent required by Law.

(d)          Commercial Automobile Liability insurance with a limit of not less than $1,000,000 each accident covering liability arising out of any auto, including owned, hired, and non-owned autos. Coverage shall be written on ISO form CA 00 01, or a substitute form providing equivalent liability coverage.

14.02    The minimum limits of insurance required to be carried by Tenant shall not limit Tenant’s liability. Such insurance shall: (a) be issued by an insurance company that has an A.M. Best rating of not less than A-VIII; (b) be in form and content reasonably acceptable to Landlord; and (c) provide that it shall not be canceled or materially changed without thirty (30) days’ prior written notice to Landlord (if commercially available, and otherwise such notice of cancelation or change shall be timely given by Tenant), except that ten (10) days’ prior written notice may be given in the case of nonpayment of premiums. Tenant’s Commercial General Liability Insurance shall (i) name Landlord, Landlord’s managing agent, and any other party designated by Landlord (collectively, “Additional Insured Parties”) as additional insureds, and (ii) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and non-contributing with Tenant’s insurance. Landlord shall be designated as a loss payee with respect to Tenant’s Property insurance on any Tenant-Insured Improvements. Tenant shall deliver to Landlord, on or before the Commencement Date and at least fifteen (15) days before the expiration dates thereof, certificates from Tenant’s insurance company on the forms currently designated “ACORD 28” (Evidence of Commercial Property Insurance) and “ACORD 25-S” (Certificate of Liability Insurance) or the equivalent. Attached to the ACORD 25-S (or equivalent) there shall be an endorsement naming the Additional Insured Parties as additional insureds which shall be binding on Tenant’s insurance company and Tenant or Tenant’s insurance agent shall notify each Additional Insured Party in writing at least thirty (30) days before any termination or material change to the policies (if commercially available, and otherwise such notice of cancelation or change shall be timely given by Tenant), except that ten (10) days’ prior notice may be given in the case of nonpayment of premiums. Upon Landlord’s request, Tenant shall deliver to Landlord, in lieu of such certificates, copies of the policies of insurance required to be carried under Section 14.01 showing that the Additional Insured Parties are named as additional insureds. If excess/umbrella insurance is provided, any such certificate shall evidence coverage specifically with respect to the Property and the amount of coverage allocated thereto in compliance with Section 14.01 hereof.

14.03    Tenant shall maintain such increased amounts of the insurance required to be carried by Tenant under this Article 14, and such other types and amounts of insurance covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord from time to time, but not in excess of the amounts and types of insurance then being required by landlords of buildings comparable to and in the vicinity of the Building.

15.          Subrogation.

Each party waives, and shall cause its insurance carrier to waive, any right of recovery against the other for any loss of or damage to property which loss or damage is (or, if the insurance required hereunder had been carried, would have been) covered by insurance. For purposes of this Article 15, any deductible with respect to a party’s insurance shall be deemed covered by, and recoverable by such party under, valid and collectable policies of insurance.

16.          Casualty Damage.

16.01    If all or any portion of the Premises becomes untenantable or inaccessible by fire or other casualty to the Premises or the Common Areas (collectively, a “Casualty”), Landlord, with reasonable promptness, shall cause a general contractor selected by Landlord to provide Landlord with a written estimate of the amount of time required, using standard working methods, to substantially complete the repair and restoration of the Premises and any Common Areas necessary to provide access to the Premises (a “Completion Estimate”). Landlord shall promptly forward a copy of the Completion Estimate to Tenant. If the Completion Estimate indicates that the Premises or any Common Areas necessary to provide access to the Premises cannot be made tenantable within two hundred seventy (270) days following the date the repair is started, then either party shall have the right to terminate this Lease upon written notice to the other within ten (10) days after Tenant’s receipt of the Completion Estimate; provided, however, that, Tenant shall not have the right to terminate this Lease if the Casualty was caused by the negligence or intentional misconduct of Tenant or any Tenant Related Parties. In addition, Landlord, by notice to Tenant given within ninety (90) days after the date of the Casualty, shall have the right to terminate this Lease if: (a) the Premises have been materially damaged and there is less than two (2) years of the Term remaining on the date of the Casualty; (b) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (c) a material uninsured loss to the Building or the Premises occurs.

16.02    If this Lease is not terminated, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, restore the Premises and the Common Areas. Such restoration shall be to substantially the same condition that existed immediately prior to the Casualty, except for modifications required by Law or any other modifications to the Common Areas deemed desirable by Landlord. Notwithstanding Article 15, upon notice from Landlord, Tenant shall assign or endorse over to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant’s insurance with respect to any Alterations performed by or for the benefit of Tenant; provided, that, if the estimated cost to repair such Alterations exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, then the excess cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repairs. Within fifteen (15) days following demand therefor, Tenant shall also pay Landlord for any additional excess costs that are determined during the performance of the repairs to such Alterations. In no event shall Landlord be required to spend more for the restoration of the Premises and the Common Areas than the proceeds received by Landlord, whether insurance proceeds or proceeds from Tenant. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant’s business resulting in any way from the Casualty or the repair thereof. Provided that Tenant is not in Default, during any period of time that all or a material portion of the Premises is rendered untenantable as a result of a Casualty, the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant. Notwithstanding the foregoing, Landlord may, at its election, require Tenant to perform the restoration work for any Alterations performed by or at Tenant’s request, in which event Tenant shall be responsible for performing the restoration work (including any revisions thereto that Tenant may wish to make, pursuant to plans approved by Landlord pursuant to Section 9.03) and the rent abatement period under the preceding sentence shall not exceed the period of time required to diligently perform the restoration of such Alterations.

17.          Condemnation.

Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (each, as applicable, a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or the Property which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building. The terminating party shall provide written notice of termination to the other party within forty-five (45) days after it first receives written notice of the Taking. The termination shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority. If this Lease is not so terminated, Base Rent and Tenant’s Pro Rata Share shall be appropriately adjusted to account for any reduction in the Rentable Square Footage of the Building and/or the Rentable Square Footage of the Premises. All compensation awarded for a Taking shall be the property of Landlord. The right to receive compensation or proceeds is hereby expressly waived by Tenant; provided, however, Tenant may file a separate claim for Tenant’s Property and Tenant’s reasonable relocation expenses, provided the filing of such claim does not diminish the amount of Landlord’s award. If only a part of the Premises is subject to a Taking and this Lease is not terminated as set forth in this Article 17, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking. In no event shall Landlord be required to spend more for the restoration of the Premises, the Building or the Property than the proceeds received by Landlord in connection with the applicable Taking.

18.          Events of Default.

In addition to any other default specifically described in this Lease, each of the following occurrences shall be a “Default”: (a) Tenant’s failure to pay any portion of Rent within five (5) days after delivery to Tenant of written notice that the same is past due (a “Monetary Default”); provided, however, in no event shall Landlord be required to deliver to Tenant more than two (2) such past-due notices in any twelve (12) consecutive month period during the Term of this Lease, in which case Tenant’s failure to pay any portion of Rent when due within such twelve (12) consecutive month period following any such past-due notice shall constitute a Default without the requirement of any additional notice to Tenant; (b) Tenant’s failure (other than a Monetary Default or a default for which a shorter cure period is expressly provided herein) to comply with any term, provision, condition or covenant of this Lease, if the failure is not cured within thirty (30) days after written notice to Tenant; provided, however, if Tenant’s failure to comply cannot reasonably be cured within such thirty (30) day period, then Tenant shall be allowed additional time (not to exceed an additional sixty (60) days) as is reasonably necessary to cure the failure so long as Tenant begins the cure within such initial thirty (30) day period and diligently pursues such cure to completion; (c) Tenant permits a Transfer without Landlord’s required approval or otherwise in violation of Article 11 of this Lease; (d) Tenant or any guarantor of Tenant’s obligations under this Lease (if any) (if applicable, a “Guarantor”), becomes insolvent, makes a transfer in fraud of creditors, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts when due or forfeits or loses its right to conduct business; (e) Tenant’s leasehold estate is taken by process or operation of Law; (f) Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord at the Building, the Property or the Park; or (g) Tenant’s failure to deliver a Letter of Credit to Landlord satisfying the requirements of Article 6 within thirty (30) days following the Effective Date and Landlord has provided Tenant with written notice of such failure. If Landlord provides Tenant with notice of Tenant’s failure to comply with any specific provision of this Lease on two (2) separate occasions during any twelve (12) consecutive month period, then Tenant’s subsequent violation of such provision shall, at Landlord’s option, be an immediate and incurable Default by Tenant. All notices sent under this Article 18 shall be in satisfaction of, and not in addition to, any notice required by Law.

Landlord shall in no event be in default under this Lease unless Landlord shall neglect or fail to perform any of its obligations hereunder and shall fail to remedy the same within thirty (30) days after written notice to Landlord specifying such neglect or failure, or if such failure is of such a nature that Landlord cannot reasonably remedy the same within such thirty (30) day period, Landlord shall fail to commence promptly (and in any event within such thirty (30) day period) to remedy the same and to prosecute such remedy to completion with diligence and continuity.

19.          Remedies.

19.01    Upon a Default by Tenant, Landlord shall have the right to pursue any one or more of the following remedies:

(a)          Terminate this Lease by no less than two (2) days’ prior written notice delivered to Tenant, in which case Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, then Landlord, in compliance with Law, may enter upon and take possession of the Premises and remove Tenant, Tenant’s Property and any party occupying the Premises. Tenant shall pay to Landlord, on demand, all past due Rent and other losses and damages Landlord suffers as a result of Tenant’s Default, including without limitation, all Costs of Reletting (as defined below) and any deficiency that may arise from reletting or the failure to relet the Premises. “Costs of Reletting” shall include all reasonable costs and expenses incurred by Landlord in reletting or attempting to relet the Premises, including without limitation, legal fees and expenses, brokerage commissions, the cost of alterations and the value of other concessions or allowances granted to a new tenant.

(b)          Terminate Tenant’s right to possession of the Premises and, in compliance with Law, remove Tenant, Tenant’s Property and any parties occupying the Premises. Landlord may (but shall not be obligated to) relet all or any part of the Premises, without notice to Tenant, for such period of time and on such terms and conditions (which may include concessions, free rent and work allowances) as Landlord in its absolute discretion shall determine. Landlord may collect and receive all rents and other income from the reletting. Tenant shall pay Landlord on demand all past due Rent, all Costs of Reletting and any deficiency arising from the reletting or failure to relet the Premises. The re-entry or taking of possession of the Premises shall not be construed as an election by Landlord to terminate this Lease.

Any obligation imposed by law upon Landlord to relet the Premises after any termination of the Lease shall be subject to the reasonable requirements of Landlord to lease to high quality tenants on such terms as Landlord may from time to time deem appropriate and to develop the Building, the Property and/or the Park in a harmonious manner with an appropriate mix of uses, tenants, floor areas and terms of tenancies, and the like, and Landlord shall not be obligated to relet the Premises to any party to whom Landlord or its affiliate may desire to lease other available space in the Building or the Park.

19.02    In lieu of calculating damages under Section 19.01, Landlord may elect to receive as damages the sum of (a) all Rent accrued through the date of termination of this Lease or Tenant’s right to possession of the Premises, (b) the total Base Rent and Additional Rent that Tenant would have been required to pay for the twelve (12) months immediately following the date of termination of this Lease or Tenant’s right to possession of the Premises (or such lesser number of months as may then be remaining in the Term), and (c) all of Landlord’s unamortized total hard and soft costs of the Landlord Work (including, without limitation, the Allowance and the Concept Plan Allowance (as such terms are defined in Exhibit C attached hereto) as of the date of termination of this Lease or Tenant’s right to possession of the Premises based upon an interest factor of six percent (6%) per annum for such amortization calculation.

19.03    In the case of termination of this Lease pursuant to this Article 19, in addition to Tenant’s obligation to pay Landlord’s Costs of Reletting pursuant to Section 19.01 above, Tenant shall reimburse Landlord for all expenses arising out of such termination, including without limitation, all costs incurred in collecting amounts due from Tenant under this Lease (including reasonable attorneys’ fees, costs of litigation and the like) and all Landlord’s other reasonable expenditures necessitated by the termination. The reimbursement from Tenant shall be due and payable immediately from time to time upon notice from Landlord that an expense has been incurred, without regard to whether the expense was incurred before or after the termination.

19.04    Free rent amounts, rent holidays, rent waivers, rent forgivenesses and the like (collectively, “Free Rent Amounts”), if any, have been agreed to by Landlord as inducements for Tenant to enter into and faithfully to perform all of its obligations contained in this Lease. For all purposes under this Lease, upon the occurrence of any event under Article 18 and the lapse of any applicable grace or notice period, any Free Rent Amounts set forth in this Lease shall be deemed void as of the date of execution hereof as though such Free Rent Amounts had never been included in this Lease, and calculations of amounts due hereunder, damages and the like shall be determined accordingly. The foregoing shall occur automatically without the requirement of any further notice or action by Landlord not specifically required by Article 18, whether or not this Lease is then or thereafter terminated on account of the event in question, and whether or not Tenant thereafter corrects or cures any such event.

19.05    Nothing herein shall limit or prejudice the right of Landlord to prove and obtain in a proceeding for bankruptcy, insolvency, arrangement or reorganization, by reason of the termination, an amount equal to the maximum allowed by a statute or law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount is greater to, equal to, or less than the amount of the loss or damage which Landlord has suffered.

19.06    If Tenant is in Default of any of its non-monetary obligations under this Lease, Landlord shall have the right to perform such obligations. Tenant shall reimburse Landlord for the cost of such performance upon demand together with an administrative charge equal to five percent (5%) of the cost of the work performed by Landlord. The repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity.

20.          Limitation of Liability.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE PROPERTY (“LANDLORD’S INTEREST IN THE PROPERTY”). TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD UNDER THIS LEASE, AND IN NO EVENT SHALL ANY LANDLORD RELATED PARTY HAVE ANY LIABILITY TO TENANT OR ANY OTHER PARTY FOR ANY ACTION OR OMISSION OF LANDLORD HEREUNDER. IN NO EVENT SHALL LANDLORD BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY UNDER THIS LEASE, NOR SHALL LANDLORD BE LIABLE TO TENANT FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES (DEFINED IN ARTICLE 23 BELOW), NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT. WITHOUT LIMITING THE FOREGOING, IN NO EVENT SHALL LANDLORD OR ANY MORTGAGEES OR LANDLORD RELATED PARTIES EVER BE LIABLE FOR ANY CONSEQUENTIAL OR INCIDENTAL DAMAGES OR ANY LOST PROFITS OF TENANT.

21.          Intentionally Omitted.

22.          Holding Over.

If Tenant fails to surrender all or any part of the Premises at the termination of this Lease, occupancy of the Premises after termination shall be that of a tenancy at sufferance. Tenant’s occupancy shall be subject to all the terms and provisions of this Lease, and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to (a) one hundred percent (100%) of the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover for the first thirty (30) days of such holdover, and (b) one hundred fifty percent (150%) of the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover for the period following the first thirty (30) days of such holdover. No holdover by Tenant or payment by Tenant after the termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. Tenant shall be liable for all damages that Landlord suffers from the holdover, including without limitation, consequential damages, lost leases or penalties payable to replacement tenants; provided, however, that Tenant shall not be liable for consequential damages with respect to the first thirty (30) days of such holdover.

23.          Subordination to Mortgages; Assignment of Rents; Estoppel Certificate.

23.01    Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, deeds to secure debt, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. This clause shall be self-operative, but upon request from a Mortgagee or Landlord, Tenant shall execute, acknowledge as necessary and deliver to Landlord within fifteen (15) days after receipt thereof, a so-called subordination, non-disturbance and attornment agreement in favor of Mortgagee on such Mortgagee’s standard form with such changes thereto as such Mortgagee shall agree to. As an alternative, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant, without charge, shall attorn to any successor to Landlord’s interest in this Lease. Landlord and Tenant shall each, within ten (10) days after receipt of a written request from the other, execute and deliver a commercially reasonable estoppel certificate to those parties as are reasonably requested by the other (including a Mortgagee or prospective purchaser). Without limitation, such estoppel certificate may include a certification as to the status of this Lease, the existence of any defaults and the amount of Rent that is due and payable.

23.02    In the event Mortgagee enforces its rights under the Mortgage, Tenant, at Mortgagee’s option, will attorn to Mortgagee or its successor; provided, however, that Mortgagee or its successor shall not be liable for or bound by any (a) payment of any Rent installment which may have been made more than thirty (30) days before the due date of such installment, (b) act or omission of or default by Landlord under this Lease (but Mortgagee, or such successor, shall be subject to the continuing obligations of landlord under this Lease to the extent arising from and after such succession to the extent of Mortgagee’s, or such successor’s, interest in the Property), (c) credits, claims, setoffs or defenses which Tenant may have against Landlord, or (d) obligation to complete any construction or improvements for the benefit of Tenant or advance any tenant improvement allowance. Tenant, upon the reasonable request by Mortgagee or such successor in interest, shall execute and deliver an instrument or instruments confirming such attornment. Notwithstanding the foregoing, if such Mortgagee shall have entered into a non-disturbance agreement directly with Tenant governing Tenant’s obligations to attorn to Mortgagee or such successor in interest as landlord, then the terms and provisions of such non-disturbance agreement shall supersede the provisions of this Section 23.02.

23.03    With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to a Mortgagee, Tenant agrees that the execution thereof by Landlord, and the acceptance thereof by such Mortgagee shall never be treated as an assumption by such Mortgagee of any of the obligations of Landlord hereunder unless such Mortgagee shall, by written notice sent to Tenant, specifically otherwise elect and, except as aforesaid, such Mortgagee shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such Mortgagee’s Mortgage and the taking of possession of the Premises.

23.04    In no event shall the acquisition of Landlord’s interest in the Property by a purchaser which, simultaneously therewith, leases Landlord’s entire interest in the Property back to the seller thereof be treated as an assumption by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser. For all purposes, such seller-lessee, and its successors in title, shall be the Landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor. Except as provided in this Section 23.04, in the event of any transfer of title to the Property by Landlord, Landlord shall thereafter be entirely freed and relieved from the performance and observance of all covenants and obligations hereunder and Tenant hereby agrees to enter into such agreements or instruments as may, from time to time, be requested in confirmation of the foregoing.

24.          Notice.

All demands, approvals, consents or notices (collectively referred to as a “notice”) shall be in writing and delivered by hand or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in Section 1.13; provided, however, notices sent by Landlord regarding general Building operational matters may be posted in the Building mailroom or the general Building newsletter or sent via e-mail to the e-mail address provided by Tenant to Landlord for such purpose. In addition, if the Building is closed (whether due to emergency, governmental order or any other reason), then any notice address at the Building shall not be deemed a required notice address during such closure, and, unless Tenant has provided an alternative valid notice address to Landlord for use during such closure, any notices sent during such closure may be sent via e-mail or in any other practical manner reasonably designed to ensure receipt by the intended recipient. Each notice shall be deemed to have been delivered on the earlier to occur of actual delivery or the date on which delivery is refused, or one (1) day after notice is deposited with an overnight courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address. Notice may be given by counsel for either party.

25.          Surrender of Premises.

On the Termination Date or earlier termination of this Lease or Tenant’s right of possession of the Premises, and subject to the terms and provisions of Section 9.04 above, Tenant shall remove all of Tenant’s Property and Required Removables from the Premises and quit and surrender the Premises to Landlord, broom clean and in good order, condition and repair, ordinary wear and tear and damage which Landlord is obligated to repair hereunder excepted. If Tenant fails to remove any of Tenant’s Property or Required Removables or to restore the Premises to the required condition on the Termination Date or earlier termination of this Lease or Tenant’s right to possession, then Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Property and Required Removables and/or perform such restoration of the Premises. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property or Required Removables. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred. If Tenant fails to remove Tenant’s Property and Required Removables from the Premises or storage within ten (10) days after notice, then Landlord may deem all or any part of Tenant’s Property and Required Removables to be abandoned and, at Landlord’s option, title to Tenant’s Property and Required Removables shall vest in Landlord or Landlord may dispose of Tenant’s Property and Required Removables in any manner Landlord deems appropriate. Notwithstanding the foregoing, Landlord shall not be obligated to store any Required Removables that are not practicable to be stored and instead may be removed or otherwise demolished by Landlord if they are not timely removed from the Premises by Tenant pursuant to the foregoing provisions.

26.          Miscellaneous.

26.01    This Lease shall be interpreted and enforced in accordance with the Laws of the Commonwealth of Massachusetts and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of the Commonwealth of Massachusetts. If any term or provision of this Lease shall to any extent be void or unenforceable, the remainder of this Lease shall not be affected. If there is more than one Tenant or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities, and requests or demands from any one person or entity comprising Tenant shall be deemed to have been made by all such persons or entities. Notices to any one person or entity shall be deemed to have been given to all persons and entities.

26.02    Tenant represents and warrants to Landlord, and agrees, that: (a) each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant; and (b) none of Tenant, any Guarantor, if any, or its or their respective affiliates or partners nor to the best of its knowledge, its or their members, shareholders or other equity owners or any of its or their respective employees, officers, directors, representatives or agents is (i) a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action, or (ii) in violation of any Laws relating to terrorism or money laundering.

26.03    Landlord represents and warrants to Tenant, and agrees, that: (a) each individual executing this Lease on behalf of Landlord is authorized to do so on behalf of Landlord; and (b) none of Landlord or its affiliates or partners nor to the best of its knowledge, its members, shareholders or other equity owners or any of their respective employees, officers, directors, representatives or agents is (i) a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action, or (ii) in violation of any Laws relating to terrorism or money laundering.

26.04    If Landlord retains an attorney or institutes legal proceedings due to Tenant’s failure to pay Rent when due, then Tenant shall be required to pay Additional Rent in an amount equal to the reasonable attorneys’ fees and costs actually incurred by Landlord in connection therewith. Notwithstanding the foregoing, in any action or proceeding between Landlord and Tenant, including any appellate or alternative dispute resolution proceeding, the prevailing party shall be entitled to recover from the non-prevailing party all of its costs and expenses in connection therewith, including, but not limited to, reasonable attorneys’ fees actually incurred. Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease. No failure by either party to declare a default immediately upon its occurrence, nor any delay by either party in taking action for a default, nor Landlord’s acceptance of Rent with knowledge of a default by Tenant, shall constitute a waiver of the default, nor shall it constitute an estoppel.

26.05    Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than any obligation of Tenant that can be performed by the payment of money e.g., the payment of the Security Deposit or Rent or the maintenance of insurance), the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist acts, pandemics that actually prevent either party from accessing, using or occupying the Premises (and, in the case of Tenant, using or occupying the Premises for the Permitted Use) as a result of a governmental order or shutdown, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”).

26.06    Tenant, within fifteen (15) days after request, shall provide Landlord with a current financial statement and such other information as Landlord may reasonably request in order to create a “business profile” of Tenant and determine Tenant’s ability to fulfill its obligations under this Lease. Landlord, however, shall not require Tenant to provide any non-public information more than once per Fiscal Year, unless Landlord is requested to produce the information in connection with a proposed financing, refinancing or sale of the Building. Upon Landlord’s receipt of any such financial information that is not publically available, Landlord may disclose the same to its affiliates, employees, partners, investors, officers, directors, consultants, advisors, representatives, agents, accountants, attorneys and lenders who have a commercially reasonable reason to receive such information in connection with their respective duties relating to the Lease, all of whom shall be required to hold the same in confidence except to the extent that Landlord or any such parties are required to disclose the same pursuant to applicable Law, court order and the like. Tenant and Landlord hereby acknowledge and agree that the Mutual Nondisclosure Agreement dated as of April 22, 2021, between Tenant and Landlord, is hereby terminated by its terms.

26.07    Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and Property. Upon transfer, Landlord shall be released from any further obligations hereunder and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations, provided that any successor pursuant to a voluntary, third party transfer (but not as part of an involuntary transfer resulting from a foreclosure or deed in lieu thereof) shall have assumed Landlord’s obligations under this Lease from and after the date of the transfer.

26.08    Tenant represents that it has dealt directly with and only with the Broker (described in Section 1.11) as a broker, agent or finder in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers, agents or finders claiming to have represented Tenant in connection with this Lease. Landlord shall indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers, agents or finders claiming to have represented Landlord in connection with this Lease other than Broker.

26.09    The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or termination of this Lease.

26.10    Tenant may peacefully have, hold and enjoy the Premises free from interference by Landlord or Landlord Related Parties subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements. This covenant shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building.

26.11    This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease. Landlord reserves the right to make changes to the Property (including adding or removing land therefrom), Building and Common Areas (unless Tenant then has the exclusive right to use such Common Areas pursuant to Section 2 above) as Landlord deems appropriate, including without limitation, relocation of some or all of the surface parking spaces located on the Property to structured parking to be used in connection with the Property. This Lease constitutes the entire agreement between the parties and supersedes all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents. Neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by an authorized representative of Landlord and Tenant. Wherever this Lease requires Landlord to provide a customary service or to act in a reasonable manner (whether in incurring an expense, establishing a rule or regulation, providing an approval or consent, or performing any other act), this Lease shall be deemed also to provide that whether such service is customary or such conduct is reasonable shall be determined by reference to the practices of owners of buildings that (a) are comparable to the Building in size, age, class, quality and location, and (b) at Landlord’s option, have been, or are being prepared to be, certified under the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system or a similar rating system.

26.12    Submission of this Lease by Landlord is not an offer to enter into this Lease but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Lease until Landlord has executed and delivered the same to Tenant. Tenant agrees that its execution of this Lease constitutes a firm offer to enter the same, which may not be withdrawn for a period of thirty (30) days after delivery to Landlord (or such other period as may be expressly provided in any other agreement signed by the parties).

26.13    It is intended that all Rent payable by Tenant to Landlord, which includes all sums, charges, or amounts of whatever nature to be paid by Tenant to Landlord in accordance with the provisions of this Lease, shall qualify as “rents from real property” within the meaning of both Sections 512(b)(3) and 856(d) of the Internal Revenue Code (the “Code”) and the U.S. Department of Treasury Regulations promulgated thereunder (the “Regulations”). If Landlord, in its sole discretion, determines that there is any risk that all or part of any Rent shall not qualify as “rents from real property” for the purposes of Section 512(b)(3) or 856(d) of the Code and the Regulations, Tenant agrees to (a) cooperate with Landlord by entering into such amendment or amendments to this Lease (or any applicable sublease or assignment of this Lease) as Landlord reasonably deems necessary to qualify all Rent as “rents from real property,” and (b) permit an assignment of this Lease; provided, however, that any adjustments required under this Section 26.13 shall be made so as to produce the substantially equivalent (in economic terms) Rent as payable before the adjustment.

26.14    If Landlord is advised by its counsel at any time that any part of the payments by Tenant to Landlord under this Lease may be characterized as unrelated business income under the United States Internal Revenue Code and its regulations, then Tenant shall enter into any amendment proposed by Landlord to avoid such income so long as the amendment does not create adverse consequences for Tenant or otherwise require Tenant to make more payments or accept fewer services from Landlord than this Lease provides.

26.15    Tenant shall not record this Lease or any memorandum or notice of Lease.

26.16    This Lease may be executed in counterparts and shall constitute an agreement binding on all parties notwithstanding that all parties are not signatories to the original or the same counterpart provided that all parties are furnished a copy or copies thereof reflecting the signature of all parties. Transmission by email of a .pdf copy of the signed counterpart of this Lease shall be deemed the equivalent of the delivery of the original and any party so delivering a .pdf copy of the signed counterpart of this Lease by email transmission shall in all events deliver to the other party an original signature promptly upon request.

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Landlord and Tenant have executed this Lease under seal in two or more counterparts as of the day and year first above written.

LANDLORD:

NEEP INVESTORS HOLDINGS LLC, a Delaware limited liability company

By:	/s/ Stephen A. Kinsella
Name:	Stephen A. Kinsella
Title:	Authorized Officer

TENANT:

BUTTERFLY NETWORK, INC., a Delaware corporation

By:	/s/ Todd Fruchterman
Name:	Todd Fruchterman
Title:	President & Chief Executive Officer

EXHIBIT A-1

OUTLINE AND LOCATION OF PREMISES

[CONTINUED ON FOLLOWING PAGE]

A-1

EXHIBIT A-2

OUTLINE AND LOCATION OF TEMPORARY SPACE

EXHIBIT A-3

LIST OF TEMPORARY SPACE FURNITURE

Building 800:

-	(1) Conference Room Table with 10 Ivory Chairs

-	(3) desks (2 with 3 white chairs and 1 with 2 white chairs)

-	(4) long work stations with 4 white chairs per station

-	(1) high top wooden table with 4 red chairs and 2 white chairs

-	(1) high top wooden table with 6 white chairs

-	(2) white tables (one table has a chair)

-	(2) low red chairs and a low ottoman/table

-	Kitchen table (wooden top with black legs) and 4 chairs

Building 1600:

-	(15) white rectangular adjustable riser desks

-	(5) additional black chairs

-	Blue couch

-	Gray fabric side chair

-	White rectangular coffee table

-	2 gray 2-drawer file cabinets

-	Small white round table

-	Server room rack

-	Refrigerator

-	(10 brand new black chair (unopened box)

-	(4) L-shaped office desks with accompanying chairs

-	(3) Individual workstations with 12 accompanying chairs (each workstation seats 4-people)

-	(1) round breakout table with 4 accompanying chairs

-	(1) conference room table with 8 accompanying chairs

Building 2400:

-	(3) Desks with 2 white/gray chairs

-	(1) Conference room table with 10 chairs

-	(1) long work station with 4 chairs

EXHIBIT B

EXPENSES AND TAXES

1.	Payments.

1.01 Tenant shall pay Tenant’s Pro Rata Share of the amount, if any, by which Expenses (defined below) for each calendar year during the Term exceed Expenses for the Base Year for Expenses (the “Expense Excess”) and also the amount, if any, by which Taxes (defined below) for each Fiscal Year during the Term exceed Taxes for the Base Year for Taxes (the “Tax Excess”). If Expenses in any calendar year decrease below the amount of Expenses for the Base Year for Expenses, then Tenant’s Pro Rata Share of Expenses for that calendar year shall be $0. If Taxes in any Fiscal Year decrease below the amount of Taxes for the Base Year for Taxes, then Tenant’s Pro Rata Share of Taxes for that Fiscal Year shall be $0. Landlord shall provide Tenant with a good faith estimate of the Expense Excess and of the Tax Excess for each calendar year and Fiscal Year, respectively, during the Term. On or before the first (1st) day of each calendar month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of both the Expense Excess and the Tax Excess. If Landlord determines that its good faith estimate of the Expense Excess or of the Tax Excess was incorrect by a material amount, then Landlord may provide Tenant with a revised estimate. After its receipt of a revised estimate, Tenant’s monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the Expense Excess by the first (1st) day of a calendar year or the Tax Excess by the first (1st) day of a Fiscal Year, as the case may be, then Tenant shall continue to pay monthly installments based on the previous year’s estimate(s) until Landlord provides Tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any calendar month for which Tenant paid monthly installments based on the previous year’s estimate. Tenant shall pay Landlord the amount of any underpayment within thirty (30) days after receipt of the new estimate. Any overpayment shall be refunded to Tenant within thirty (30) days or credited against the next due future installment(s) of Additional Rent.

1.02 As soon as is practical but no more than one hundred twenty (120) days following the end of each (a) calendar year, Landlord shall furnish Tenant with a statement of the actual Expenses and Expense Excess for the prior calendar year, and (b) Fiscal Year, Landlord shall furnish Tenant with a statement of the actual Taxes and Tax Excess for the prior Fiscal Year. If the estimated Expense Excess for the prior calendar year is more than the actual Expense Excess for the prior calendar year, or if the estimated Tax Excess for the prior Fiscal Year is more than the actual Tax Excess for the prior Fiscal Year, then Landlord shall either provide Tenant with a refund or apply any overpayment by Tenant against Additional Rent due or next becoming due; provided, that, if the Term expires before the determination of such overpayment, then Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due. If the estimated Expense Excess for the prior calendar year is less than the actual Expense Excess for the prior calendar year, or if the estimated Tax Excess for the prior Fiscal Year is less than the actual Tax Excess for the prior Fiscal Year, then Tenant shall pay Landlord, within thirty (30) days after its receipt of the statement of Expenses or Taxes, any underpayment for the prior calendar year or Fiscal Year, as the case may be.

2.	Expenses.

2.01 “Expenses” means all costs and expenses incurred in each calendar year in connection with operating, maintaining, repairing, and managing the Building, the Property and the Park (as hereinafter provided for) and calculated by Landlord in accordance with GAAP. Subject to the terms and provisions in Section 2.02 below, Expenses include, without limitation: (a) all labor and labor related costs, including wages, salaries, bonuses, taxes, insurance, uniforms, training, retirement plans, pension plans and other employee benefits; (b) management fees in an amount equal to three percent (3%) of the gross revenues from the Building; (c) the cost of equipping, staffing and operating an on-site and/or off-site management office for the Building (provided if the management office services one or more other buildings or properties, then the shared costs and expenses of equipping, staffing and operating such management office(s) shall be equitably prorated and apportioned between the Building and the other buildings or properties); (d) accounting costs; (e) the cost of services; (f) rental and purchase cost of parts, supplies, tools and equipment; (g) insurance premiums and deductibles, including insurance endorsements applicable to green buildings, including, without limitation, coverage in order to repair, restore, replace and re-commission the Building for certification or recertification in accordance with standards applicable to the U.S. Environmental Protection Agency’s ENERGY STAR rating, the U.S. Green Building Council’s LEED Green Building Rating System, the Building Owners and Managers Association (BOMA) International’s 360 Performance Program or any comparable rating, certification or performance program now or hereafter in existence (“Third Party Sustainability Standards”) (without hereby obligating Landlord to seek such certification) or support achieving energy and carbon reduction targets; (h) electricity, gas and other utility costs; (i) the cost of sustainability and energy management services including all costs of applying, reporting and commissioning the Building or any part thereof to seek certification under any Third Party Sustainability Standard applicable to the Building as in effect from time to time; (j) all costs of maintaining, managing, reporting, commissioning and re-commissioning the Building or any part thereof that is rated, certified or otherwise labeled under any Third Party Sustainability Standards applicable to the Building; and (k) the amortized cost of capital improvements (as distinguished from repairs or replacement parts or components installed in the ordinary course of business, all of which shall be includable in Expenses, but excluding in any event replacement of the roof, HVAC, parking lot or structure of the Building) made subsequent to the Base Year for Expenses which are (1) intended to effect economies in the operation or maintenance of the Property and/or the Park and/or reduce current or future Expenses, or (2) required under any Law enacted and/or that is first effective after the Effective Date. The cost of capital improvements shall be amortized by Landlord over the useful life of the capital improvement as reasonably determined by Landlord in accordance with GAAP. The amortized cost of capital improvements may, at Landlord’s option, include actual or imputed interest at the rate that Landlord would reasonably be required to pay to finance the cost of the capital improvement. Landlord, by itself or through an affiliate, shall have the right to directly perform, provide and be compensated for any services under this Lease. If Landlord incurs Expenses for the Building or the Property together with one or more other buildings in the Park, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned between the Building and the Property and the other buildings or properties in the Park, as applicable.

2.02 For purposes of calculating actual Expenses under this Exhibit B, the maximum increase in the aggregate amount of Controllable Expenses (as defined below) that may be included in calculating such actual Expenses for each calendar year following the first full calendar year after the Base Year shall be limited to five percent (5%) over the immediately preceding calendar year on a non-cumulative, non-compounded annual basis. As used herein, “Controllable Expenses” shall mean the aggregate of all Expenses for the applicable calendar year other than (i) insurance costs and expenses, (ii) utility demand and usage costs, (iii) snow and ice removal costs, and (iv) any costs incurred by Landlord in order to comply with any Law enacted and/or that is first effective after the Effective Date (including, without limitation, the amortized cost of capital improvements pursuant to Section 2.01(k) above). Notwithstanding anything to the contrary in this Lease, Expenses shall not include, and Tenant shall in no event have any obligation to perform or to pay directly, or to reimburse Landlord for, all or any portion of the following:

(a)       leasing commissions, fees and costs, advertising and promotional expenses and other costs incurred in procuring tenants or in selling the Building or the Property;

(b)       legal fees or other expenses incurred in connection with enforcing leases with tenants in the Building other than Tenant;

(c)       costs of renovating or otherwise improving or decorating space solely for the benefit of any tenant or other occupant of the Building or the Property, including Tenant, or relocating any tenant;

(d)      financing costs on any mortgage or other instrument encumbering the Building including interest, charges, fees and principal amortization of debts and the costs of providing the same and rental on ground leases or other underlying leases and the costs of providing the same;

(e)       amortization and except as otherwise expressly provided herein, depreciation;

(f)       salaries, wages, labor-burden or other compensation or benefits paid to off-site employees or other employees of Landlord who are not assigned full-time to the operation, management, maintenance, or repair of the Building or any fee, profit or compensation retained by Landlord or its affiliates for management and administration of the Park in excess of three percent (3%) of Base Rent; provided, however, Expenses may include Landlord's reasonable allocation of the total compensation paid for the wages, salary or other compensation or benefits paid to the Building manager or other staff, if on-site or off-site, who are assigned part-time to the operation, management, maintenance or repair of the Building;

(g)      any cost associated with operating as an on or off-site management office for the Building, except to the extent included in the management fee or for property-related personnel as permitted above;

(h)       any liabilities, costs or expenses associated with or incurred in connection with the remediation, removal, enclosure, encapsulation or other handling of Hazardous Materials and the cost of defending against claims and in regard to the existence, emission or release of Hazardous Materials at the Building or the Land (except to the extent of those costs for which Tenant is responsible pursuant to the express terms of this Lease);

(i)        costs of any items for which Landlord is actually paid or reimbursed by insurance or which would have been reimbursed if Landlord had used commercially reasonable efforts to pursue such reimbursement;

(j)         increased insurance or Taxes assessed specifically to any tenant of the Building or the Property for which Landlord is reimbursed by any other tenant or caused by the activities of another occupant of the Park;

(k)        insurance costs for coverage not customarily paid by tenants of similar projects in the vicinity of the Premises, earthquake insurance premiums, increases in insurance costs insurance deductibles, and co-insurance payments;

(l)        charges for services not provided to Tenant under this Lease or of a nature that are payable directly by Tenant under this Lease and utilities (i.e. water and electricity), services or goods and applicable taxes for which Tenant or any other tenant, occupant, person or other party reimburses Landlord or pays to third parties;

(m)       the cost of any work or service performed on an extra cost basis for any tenant in the Building or the Property including for after-hours HVAC, janitorial or other services provided to tenants or to a materially greater extent or in a materially more favorable manner than furnished generally to the tenants and other occupants of the Building;

(n)        all other items for which another party compensates or pays so that Landlord shall not recover any item of cost more than once;

(o)        the cost of installing any specialty service, such as a cafeteria, observatory, broadcasting facilities, child or daycare in the Building;

(p)        cost of correcting defects in the initial design, construction or equipment of, or latent defects in, the Premises or the Park (but not the costs of ordinary and customary repair for normal wear and tear) or to comply with any covenant, condition, restriction, underwriter’s requirement or Law applicable to the Premises or the Park on the Commencement Date;

(q)        cost of any work or services performed for any real property other than the Building or the Park;

(r)        any cost representing an amount paid to a person, firm, corporation or other entity related to Landlord that is in excess of the amount which would have been paid in the absence of such relationship;

(s)        cost of initial cleaning and rubbish removal from the Building or the Property to be performed before final completion of the Landlord Work;

(t)         cost of initial landscaping of the Building or the Land in connection with the original construction of the Building;

(u)       cost of any item that, under GAAP, is properly classified as a capital expense, except to the extent expressly permitted pursuant to Section 2.01(k) above;

(v)       payments for rental equipment other than equipment for which depreciation is properly charged as an Expense or which is needed in connection with normal repairs and maintenance of permanent systems that would constitute a capital expenditure if the equipment were purchased;

(w)       cost of the initial stock of tools and equipment for the operation, repair and maintenance of the Building or the Property in connection with the original construction of the Building;

(x)        late fees or charges incurred by Landlord due to the late payment of Expenses, except to the extent attributable to Tenant’s actions or inactions;

(y)      cost of acquiring, securing, cleaning or maintaining sculptures, paintings and other works of art and costs of any renovation, improvement, painting or redecorating of any portion of the Property not made available for Tenant’s use;

(z)        taxes on Landlord’s business (such as income, excess profits, franchise, capital stock, estate, inheritance, etc.);

(aa)      any items specifically excluded from Taxes;

(bb)     any expenses in connection with the operation of on-site parking facilities, except to the extent, if any, such expenses exceed all income received by Landlord directly in connection with such on-site parking facilities;

(cc)       charitable or political contributions;

(dd)       reserve funds for future improvements, repairs, additions, etc.;

(ee)       Landlord’s general overhead and any other expenses not directly attributable to the operation and management of the Building and the Park (e.g., the activities of Landlord’s officers and executives or professional development expenditures), except to the extent included in the management fee or for property related personnel as permitted above;

(ff)      costs and expenses incurred in connection with any act, omission of or in contesting or settlement of any claimed violation by Landlord, any other occupant of the Park, or their respective agents, employees or contractors, of Law or requirements of Law;

(gg)      costs of mitigation or impact fees or subsidies (however characterized), imposed by a Governmental Authority;

(hh)      costs related to transit or vanpools provided by Landlord, except to the extent that Tenant shall elect to participate in the service to which such costs relate;

(ii)        costs occasioned by casualties or condemnation;

(jj)        costs incurred in connection with negotiations or disputes with any other occupant of the Park and costs arising from the violation by Landlord or any other occupant of the Park of the terms and conditions of any lease or other agreement; and

(kk)      costs of structural repairs to the Building other than capital improvements that are permitted to be included in Expenses pursuant to Section 2.01(k) above.

2.03 If at any time during a calendar year the Building and/or any other building in the Park, as applicable, is not one hundred percent (100%) occupied (or a service provided by Landlord to tenants of the Building (and/or any such other building) generally is not provided by Landlord to a tenant that provides such service itself, or any tenant of the Building (and/or any such other building) is entitled to free rent, rent abatement or the like), then Expenses shall be determined as if the Building (and/or any such other building) had been one hundred percent (100%) occupied (and all services provided by Landlord to tenants of the Building (and/or any such other building) generally had been provided by Landlord to all tenants, and no tenant of the Building (and/or any such other building) had been entitled to free rent, rent abatement or the like) during that calendar year, and the Expenses for the Base Year for Expenses shall also be determined in such manner. The extrapolation of Expenses under this Section 2.03 shall be performed in accordance with the methodology specified by the Building Owners and Managers Association.

3.	Taxes.

3.01       “Taxes” shall mean: (a) all real property taxes and other assessments on the Building and/or the Property, including, but not limited to, gross receipts taxes, assessments for special improvement districts and building improvement districts, governmental charges, fees and assessments for police, fire, traffic mitigation or other governmental service of purported benefit to the Property, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Property’s share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Property; (b) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property; and (c) all costs and fees incurred in connection with seeking reductions in any tax liabilities described in (a) and (b), including without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities. Taxes shall be based on the maximum early payment discounts (to the extent applicable) and shall not include any fines or penalties unless such fines or penalties were incurred by Landlord due to Tenant’s failure to pay Tenant’s Pro Rata Share of Taxes as and when due under this Lease. Landlord will not collect more than one hundred percent (100%) of Taxes assessed on the Property.

Without limitation, Taxes shall be determined without regard to any “green building” credit and shall not include any tax or assessment (i) levied on Landlord’s rental income unless such tax or assessment is imposed in lieu of real property taxes, (ii) in excess of the amount that would have been payable if such tax or assessment was paid by Landlord in installments over the longest period permitted with respect to such tax or assessment pursuant to applicable Law, (iii) on land and improvements other than those located within the Park or any additions thereto made after the Commencement Date unless requested by Tenant or made available for Tenant’s use (which use may be in common with others entitled thereto), (iv) attributable to Landlord’s net income, inheritance, gift, transfer or estate taxes, or (v) resulting from a transfer of any or all of the Park or any of the buildings or other improvements within the Park for the sole use of other occupants or third parties; provided, however, that if at any time during the Term the methods of taxation prevailing as of the Commencement Date shall be altered so that in lieu of, as a substitute for, or in addition to, the whole or any part of the taxes, assessments, levies or charges now levied, assessed or imposed on real estate and the improvements thereon, there shall be levied, assessed and imposed a tax, assessment, levy, imposition or charge, wholly or partially as a capital levy or otherwise, on the rents received therefrom, or measured by or based in whole or in part upon the Building and imposed upon Landlord, then all such taxes, assessments, levies, impositions or charges or the part thereof so measured or based, shall be deemed to be included within the term “Taxes” for the purposes hereof.

3.02       The Base Year for Taxes shall be grossed up by Landlord to reflect a fully assessed Building for Taxes. Landlord may at any time and from time to time make application for an abatement of Taxes and engage experts to prosecute such an abatement, including, without limitation, if Landlord reasonably determines that any assessment for Taxes is unreasonable. If (a) such an abatement is successful, and/or (b) any change in Taxes is obtained for any Fiscal Year of the Term during which Tenant paid Tenant’s Pro Rata Share of any Tax Excess, then Taxes for that Fiscal Year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on the adjustment. Likewise, if a change is obtained for Taxes for the Base Year for Taxes, then Taxes for the Base Year for Taxes shall be restated and the Tax Excess for all subsequent Fiscal Years shall be recomputed. Tenant shall pay Landlord the amount of Tenant’s Pro Rata Share of any such increase in the Tax Excess within thirty (30) days after Tenant’s receipt of a statement from Landlord.

3.03       So long as (a) Butterfly Network, Inc. occupies at least fifty percent (50%) of the Rentable Square Footage of the Premises in the Building for the Permitted Use, (b) no Default of Tenant has occurred pursuant to Article 18 of this Lease, and (c) this Lease is in full force and effect, then, if, with respect to any Fiscal Year during the Term, Tenant reasonably and in good faith believes that the amount of Taxes being assessed against the Property for such Fiscal Year are materially in excess of what should reasonably be charged by the applicable taxing authority, then Tenant may request, by written notice to Landlord, that Landlord file an application for abatement of such Taxes for such Fiscal Year, which notice shall include reasonable and sufficient back-up information and data evidencing Tenant’s claim that an application for abatement should be filed (“Tenant’s Tax Abatement Notice”). If Landlord, in its commercially reasonable good faith judgment, believes that the abatement being requested by Tenant has a reasonable likelihood of being successful, then Landlord may (without any obligation to do so), file an application for abatement of such Taxes for such Fiscal Year in Landlord’s name, but at Tenant’s sole cost and expense. In any event, if any such abatement shall be obtained, the cost and expense of obtaining the same shall be a first charge upon such abatement. If Landlord shall file an application for abatement pursuant to the provisions of this Section 3.03, then Landlord shall prosecute the same to final determination and shall have the right, in its sole, but reasonable, discretion, to settle, compromise or discontinue the same. Taxes shall nonetheless be paid on the date upon which they shall be due and payable. In every case, any refund, rebate, credit or abatement of Taxes shall be applied in reduction of the Taxes payable by Tenant to Landlord, after first reimbursing for their respective actual documented third party costs and expenses in the contest or other proceeding, the parties participating in such contest or proceeding. Notwithstanding the foregoing, Tenant shall only be permitted to request that Landlord file any such applications for abatement two (2) times during the initial Term and once during any applicable Extension Term.

4.	Audit Rights.

4.01 Within ninety (90) days after receiving Landlord’s annual reconciliation statement of Expenses (or, at any time during the Term with respect to the Base Year for Expenses; provided, that, such review by Tenant of the Base Year for Expenses shall only occur once during the Term) (each such period is referred to as the “Review Notice Period”), Tenant may give Landlord written notice (a “Review Notice”) that Tenant intends to review Landlord’s records of the Expenses for the calendar year (or Base Year for Expenses, as applicable) to which the statement applies, identifying, with a reasonable degree of specificity, the information that Tenant desires to review (the “Request for Information”). Within a reasonable time after Landlord’s receipt of a timely Request for Information and executed Audit Confidentiality Agreement (as defined below), Landlord, as determined by Landlord, shall make available for inspection on site at such location deemed reasonably appropriate by Landlord, such records (or copies thereof) for the applicable calendar year (or Base Year for Expenses, as applicable) that are reasonably necessary for Tenant to conduct its review of the information appropriately identified in the Request for Information. Within sixty (60) days after any particular records are made available to Tenant (such period is referred to as the “Objection Period”), Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s statement of Expenses for that calendar year which relates to the records that have been made available to Tenant. If Tenant provides Landlord with a timely Objection Notice and the parties agree that Expenses for the calendar year are less than reported, then Landlord shall provide Tenant with a credit against the next installment of Additional Rent in the amount of the overpayment by Tenant. If the parties agree that Expenses for the calendar year are greater than reported, then Tenant shall pay Landlord the amount of any underpayment within thirty (30) days. If Tenant fails to give Landlord an Objection Notice with respect to any records that have been made available to Tenant prior to the expiration of the Objection Period applicable to the records which have been provided to Tenant, then Tenant shall be deemed to have approved Landlord’s statement of Expenses with respect to the matters reflected in such records and shall be barred from raising any claims regarding the Expenses relating to such records for that calendar year. If Tenant fails to timely provide Landlord with a Review Notice and the Request for Information Period described above, then Tenant shall be deemed to have approved Landlord’s statement of Expenses and shall be barred from raising any claims regarding the Expenses for that calendar year. In the event that any audit of Expenses by Tenant hereunder discloses that Landlord’s annual statement of such Expenses overstated such Expenses actually due from Tenant hereunder by five percent (5%) or more in the aggregate, then Landlord shall reimburse Tenant for Tenant’s reasonable and actual costs of Tenant’s Auditors (as defined below), not to exceed $5,000.00 in the aggregate, within thirty (30) days following Landlord’s receipt of Tenant’s invoices therefor.

4.02 If Tenant retains an agent to review Landlord’s records, the agent must be a certified public accountant employed by (a) a regional or nationally recognized certified public accounting firm licensed to do business in the Commonwealth of Massachusetts, (b) Cushman & Wakefield, or (c) another nationally recognized commercial leasing brokerage firm. Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit, and Tenant shall not directly or indirectly engage such agent or any other party in connection with such review whose compensation or fees are charged in whole or in part on a contingency basis. The records and related information obtained by Tenant shall be treated as confidential, and applicable only to the Building, by Tenant and its auditors, consultants and other parties reviewing such records on behalf of Tenant (collectively, “Tenant’s Auditors”), and, prior to making any records available to Tenant or Tenant’s Auditors, Landlord may require Tenant and Tenant’s Auditors to each execute a confidentiality agreement in a form reasonably provided by Landlord (“Audit Confidentiality Agreement”) in accordance with the foregoing. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Expenses unless Tenant has paid and continues to pay all Rent when due.

EXHIBIT C

WORK LETTER

1.	This Work Letter shall set forth the obligations of Landlord and Tenant with respect to the preparation of the Premises for Tenant's occupancy. As used herein, "Landlord Work" shall mean the work to be completed by Landlord, in a good and workmanlike manner, and in accordance with applicable Laws, to prepare the Premises for Tenant’s occupancy utilizing the methods and materials more particularly set forth in the Construction Documents (as defined below), as described in the plans and specifications to be prepared by Landlord using Landlord’s architect, OTJ Architects (the “Architect”), based on the concept plan attached hereto as Exhibit C-1 (the “Concept Plan”), which Concept Plan has been provided to Landlord by Tenant at Tenant’s sole cost and expense subject to the Concept Plan Allowance (the “Plans and Specifications,” and together with the Concept Plan, collectively, the “Construction Documents”), which are incorporated herein by reference, all at Landlord’s sole cost and expense up to the amount of the Allowance, and which shall include delivering the Premises to Tenant on the Substantial Completion Date with all HVAC, mechanical, electrical, lighting, plumbing and life safety systems serving the Premises in good working order, condition and repair. Notwithstanding the foregoing, Tenant shall be solely responsible for the cost, expense and installation of Tenant’s Tel/Data, Fixtures and Furniture, which shall not be part of the Landlord Work nor subject to reimbursement from the Allowance. Landlord shall (a) enter into a direct contract for the Landlord Work with a general contractor selected by Landlord in its sole discretion (the “General Contractor”), which may be Cranshaw Construction, an affiliate of Landlord, and (b) require that the General Contractor competitively bid each major trade performing the Landlord Work to at least three (3) subcontractors.

2.	Landlord shall use diligent efforts to cause the Architect to prepare the Plans and Specifications in a timely manner and Tenant shall respond promptly (and in all events within five (5) Business Days) to Landlord’s requests from time to time for Tenant’s approval of the Plans and Specifications and all construction-related items (e.g., carpet and paint selections) not specified on the Concept Plan and/or the Plans and Specifications. The Plans and Specifications shall comply with the Building’s construction rules and regulations, including, without limitation, those designed to maintain a uniform exterior appearance of the Building. Landlord shall use reasonable efforts to review and approve (or provide comments on) any revisions or comments that Tenant may have on the initial and any subsequent drafts of the Plans and Specifications within five (5) Business Days after the same are delivered to Landlord; provided, that, Landlord reserves the right to extend such review period in the event that the Plans and Specifications require Landlord to review, or to cause its third-party engineer to review, structural elements or other special elements of the Landlord Work. The foregoing process shall continue until the Plans and Specifications are finalized and agreed to by Landlord and Tenant. Notwithstanding the foregoing, subject to any failure of Landlord to review and approve (or provide comments on) any revisions or comments that Tenant may have on the initial and any subsequent drafts of the Plans and Specifications within five (5) Business Days after the same are delivered to Landlord, if Tenant has not approved the Construction Documents on or before June 24, 2021, then each day following such date that the Construction Documents are not approved by Tenant shall constitute Tenant Delay.

3.	Landlord shall provide Tenant with an allowance for the Landlord Work Costs (as defined below) in an amount not to exceed Five Million One Hundred Ninety-Six Thousand Seven Hundred Thirty and No/100 Dollars ($5,196,730.00) (the “Allowance”). To the extent that the Landlord Work Costs exceed the Allowance (such excess being referred to as the “Excess Landlord Work Costs”), Tenant shall pay for the entire amount of the Excess Landlord Work Costs and Landlord shall not provide any reimbursement therefor. The “Landlord Work Costs” shall mean (a) the total estimated so-called “hard costs” of the Landlord Work shown on the Construction Documents, including the general contractor’s so-called “general conditions and fees” for the Landlord Work, (b) architectural, mechanical, electrical and structural design fees incurred by Landlord for the Landlord Work (including, without limitation, the cost of the Plans and Specifications) (the costs and expenses described in this clause (b), collectively, “Soft Costs”), (c) all costs and expenses in obtaining permits and inspections required by Governmental Authorities in connection with the Landlord Work, together with the costs of insuring the Landlord Work, to the extent not already included in the hard costs described in clause (a) hereinabove, and (d) all costs of Building services or facilities (such as electricity, HVAC, fire alarm plug ins/outs, freight elevator usage, and cleaning, in each case at Building standard rates charged to tenants generally) required to implement the Landlord Work, all of which Landlord Work Costs shall be subject to adjustment for any Change Orders, if any. All Landlord Work Costs shall be subject to reimbursement or application by Landlord from the Allowance; provided, however, that (i) in no event shall more than ten percent (10%) of the Allowance be applied to Soft Costs (the “Soft Costs Cap”), and (ii) Landlord, at its sole cost and expense, shall pay for the portion of the Plans and Specifications related to the lobby design for the Building, which costs and expenses shall not be paid for out of the Allowance nor constitute Soft Costs hereunder. In the event that the total amount of the Landlord Work Costs, as reasonably estimated by Landlord, exceeds the Allowance at any time or from time to time, Landlord may from time to time require Tenant to pay the estimated Excess Landlord Work Costs to Landlord before Landlord shall be obligated to commence or continue performing any Landlord Work or otherwise within ten (10) days following receipt of each Landlord’s invoice therefor. Landlord shall have no obligation to disburse or apply any portion of the Allowance or to perform the Landlord Work at any time when there exists a Default under this Lease (or for so long as an event or condition has occurred which with notice and the passage of time would constitute such a Default), until such time as the Default (or the event or condition) has been cured by Tenant.

In addition to the Allowance, within thirty (30) days following Landlord’s receipt of Tenant’s invoices evidencing the cost of the Concept Plan and one (1) revision thereto, Landlord shall pay to the Architect an amount equal to Six Thousand One Hundred Thirteen and 80/100 Dollars ($6,113.80) towards the cost of the Concept Plan (the “Concept Plan Allowance”), with any costs relating to the Concept Plan in excess of such amount being subject to the Soft Costs Cap.

4.	If Tenant shall request any changes to the Landlord Work that are approved by Landlord, in its sole discretion (each, a "Change Order"), then Landlord shall cause to be prepared any necessary revisions to the Construction Documents and Tenant shall reimburse Landlord on demand for the cost of preparing such revisions. Landlord shall notify Tenant in writing of the estimated increased cost, if any, which will be chargeable to Tenant by reason of such Change Order(s), and any Tenant Delay reasonably expected to result therefrom. Tenant shall, within five (5) Business Days after receiving Landlord's estimate of the cost of the Change Order(s), notify Landlord in writing whether it desires to proceed with such Change Order(s) and accept such increased cost and Tenant Delay, if any. In the absence of such written authorization, Landlord shall have the option to continue work on the Premises disregarding the requested Change Order(s) or Landlord may elect to discontinue the Landlord Work until it receives notice of Tenant's decision plus payment of any such increased cost and acceptance by Tenant of such Tenant Delay, in which event Tenant shall be responsible for any additional Tenant Delay in completion of the Landlord Work (as reasonably determined by Landlord) resulting from such delay in written authorization.

5.	If Landlord shall be delayed in the Landlord Work being Substantially Complete as a result of the occurrence of any of the following (each, a "Tenant Delay"):

(a)	Tenant's failure to furnish information in accordance with this Work Letter or to respond to any request by Landlord for any approval or information within any time period prescribed herein, or if no time period is prescribed herein, then within three (3) Business Days after such request; or

(b)	Tenant's request for materials, finishes or installations that have long lead times and at least three (3) Business Days have elapsed after Landlord has first informed Tenant that such materials, finishes or installations will cause a Tenant Delay; or

(c)	Any Change Order(s) or failure to timely approve same within three (3) Business Days following Landlord’s request for such approval; or

(d)	The performance or nonperformance by a person or entity employed by on or behalf of Tenant in the completion of any work in the Premises (all such work and such persons or entities being subject to prior approval of Landlord) following three (3) Business Days’ written notice of the same from Landlord; or

(e)	Any request by Tenant that Landlord delay the completion of any component of the Landlord Work; or

(f)	Any breach or default by Tenant in the performance of Tenant's obligations under this Lease that continues for three (3) Business Days following written notice from Landlord that such breach or default has or will result in a Tenant Delay if not cured within such three (3) Business Day period; or

(g)	Tenant's failure to pay any amounts as and when due under this Work Letter and such failure continues for three (3) Business Days following written notice from Landlord that such amounts remain unpaid; or

(h)	Any delay resulting from Tenant having taken possession of the Premises for any reason prior to the Landlord Work being Substantially Complete (including, without limitation, in connection with Tenant accessing the Premises prior to the Commencement Date pursuant to Section 3.04 of this Lease) and such delay continues for three (3) Business Days following written notice from Landlord regarding such delay; or

(i)	Tenant’s failure to deliver a Letter of Credit to Landlord satisfying the requirements of Article 6 within thirty (30) days following the Effective Date; or

(j)	Any other delay chargeable to Tenant, its agents, employees or independent contractors that continues for three (3) Business Days following written notice from Landlord regarding such delay;

then, for purposes of determining the Commencement Date, the date that the Landlord Work shall be deemed to be Substantially Complete shall be the day that the Landlord Work would have been Substantially Complete absent any such Tenant Delay, all as reasonably determined by Landlord. Without limiting the foregoing, if a Tenant Delay is occurring pursuant to clause (i) hereinabove, then Landlord shall be entitled, at Landlord’s election, to cease the performance of the Landlord Work without penalty (including, without limitation, pursuant to Section 3.03 of this Lease) until Tenant delivers a Letter of Credit to Landlord satisfying the requirements of Article 6.

6.	Tenant shall comply with all reasonable management plans, rules, regulations and requirements imposed by Landlord from time to time (if any) and all applicable Laws in connection with the performance of any work affecting existing Hazardous Materials (including but not limited to asbestos) which may exist in the Premises.

7.	For purposes of this Work Letter, Landlord hereby designates William Kennedy (Email: wkennedy@natdev.com; Phone No.: (617) 559-5123)) and Allan Luciw (Email: aluciw@natdev.com; Phone No.: (781) 328-6440)) as Landlord’s construction representatives, and Tenant hereby designates David Perri, COO (Email: dperri@butterflynetinc.com; Phone No.: (617) 780-8660)) as Tenant’s construction representative. Landlord and Tenant hereby agree that their respective construction representatives set forth herein shall be authorized to make binding decisions on behalf of the party they represent with respect to plan preparation and approval and other construction matters arising during the performance of the Landlord Work. Landlord and Tenant shall each have the right to designate an alternative or additional construction representatives upon written notice to the other party of such change.

8.	This Work Letter shall not be deemed applicable to any additional space added to the original Premises at any time or from time to time, whether by any options under this Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term, whether by any options under this Lease or otherwise, unless expressly so provided in this Lease or any amendment or supplement to this Lease. All capitalized terms used in this Work Letter but not defined herein shall have the same meanings ascribed to such terms in this Lease.

9.	If this Lease is terminated prior to the Substantial Completion Date for any reason due to a Default by Tenant, in addition to any damages available to Landlord pursuant to the terms and provisions of this Lease, Tenant shall pay to Landlord, within five (5) days following receipt of a statement therefor, all costs incurred by Landlord through the date of termination in connection with the Landlord Work.

[END OF EXHIBIT C]

EXHIBIT C-1

CONCEPT Plan

[Continued on following page]

HIGH BACK FURNITURE
FOR SEMI-PRIVATE COLLAB
SEATING UNDER STAIR
WE MAY NEED TO COMPLETELY ENCLOSE THE ATRIUM SPACE W/
FIRE-RATED DOORS
MEDIUM CONF
LARGE CONF
OFFICE
STOR
PHONE
HUDDLE
COATS
PRINT
STORAGE
SMALL CONF
PHONE BOOTHS
MEDIUM CONF.
PRINT / COPY
PANTRY
SERVER
CAFE

(126) WORKSTATIONS

(19) OFFICE

(8) HUDDLE

(1) SMALL CONFERENCE

(3) MEDIUM CONFERENCE

(2) LARGE CONFERENCE

1 LEVEL 02 - FLOOR PLAN
1/16" = 1'-0"

BUTTERFLY NETWORK, INC.

05/12/21

NATIONAL DEVELOPMENT - FLOOR 2
1600 DISTRICT AVE

ARCHITECTS

[CONTINUED ON FOLLOWING PAGE]

WE MAY NEED TO COMPLETELY ENCLOSE THE ATRIUM SPACE W/ FIRE-RATED DOORS
CEO
OFFICE
ADMIN
LIBRARY
LARGE CONF
EXEC CLOSET
PRINT
COATS
HUDDLE
PHONE BOOTHS
WELLNESS ROOM
INTERIOR OFFICE OR CONFERENCE ROOM
COFFEE
PANTRY
MEDIUM CONF
BOARDROOM

(92) WORKSTATIONS
(4) ADMIN STATIONS
(6) OFFICE
(9) PERIMETER EXEC. OFFICE
(3) INTERIOR EXEC. OFFICE (CAN BE CONVERTED TO CONF)
(6) HUDDLE
(1) EXEC. HUDDLE
(1) MEDIUM CONFERENCE
(2) LARGE CONFERENCE
(1) BOARDROOM

1 LEVEL 03 - FLOOR PLAN
1/16" = 1'-0"

BUTTERFLY NETWORK, INC.
05/12/21

NATIONAL DEVELOPMENT - FLOOR 3
1600 DISTRICT AVE

ARCHITECTS

EXHIBIT D

COMMENCEMENT LETTER

Date:	_____________, 2021

Tenant:	Butterfly Network, Inc.
Address	1600 District Avenue

Burlington, MA 01803

Re:	Commencement Letter with respect to that certain Office Lease Agreement dated as of __________, 2021, by and between NEEP Investors Holdings LLC, as landlord, and Butterfly Network, Inc., as tenant, for 61,138 rentable square feet of the Building located at 1600 District Avenue, Burlington, Massachusetts 01803 (the “Lease”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Lease.

Dear       __________________:

In accordance with the terms and conditions of the above referenced Lease, Tenant hereby confirms and agrees that it has accepted possession of the Premises with the Landlord Work having been Substantially Completed (as defined in the Lease), and acknowledges as follows:

1.	The Commencement Date of the Lease is ;

2.	The Rent Commencement Date of the Lease is ;

3.	The Termination Date of the Lease is ; and

4.	The Termination Fee payable by Tenant to Landlord if Tenant exercises its Termination Option pursuant to Section IV of Exhibit F of the Lease is .

Please acknowledge the foregoing and your acceptance of possession by countersigning this Commencement Letter in the space provided below and returning a signed counterpart to my attention at                     @natdev.com. Tenant’s failure to execute and return this letter, or to provide written objection to the statements contained in this letter, within ten (10) days after the date of this letter shall be deemed an approval by Tenant of the statements contained herein.

Sincerely,

NEEP Investors Holdings LLC

By:
Authorized Signatory

Acknowledged and Accepted:

Tenant:	______________________
By:	______________________
Name:	______________________
Title:	______________________
Date:	_________________, 20__

D-1

EXHIBIT E

BUILDING RULES AND REGULATIONS

Capitalized terms used but not defined herein shall have the meanings given in this Lease.

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking facilities (if any), the Property and the appurtenances thereto. In the event of a conflict between the following rules and regulations and the remainder of the terms of this Lease, the remainder of the terms of this Lease shall control.

1.       Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant’s employees to loiter in Common Areas (unless Tenant then has the exclusive right to use such Common Areas pursuant to Section 2 of this Lease) or elsewhere about the Building or Property.

2.       Plumbing fixtures and appliances shall be used only for the purposes for which designed and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances.

3.       Intentionally Omitted.

4.       Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants and no other directory shall be permitted unless previously consented to by Landlord in writing.

5.       Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld, and Landlord shall have the right at all times to retain and use keys or other access codes or devices to all locks within and into the Premises. A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Landlord’s cost and Tenant shall not make any duplicate keys. All keys shall be returned to Landlord at the expiration or early termination of this Lease.

6.       All contractors, contractor’s representatives and installation technicians performing work in the Building shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, and shall be required to provide certificates of insurance as required under Section 9.03 of this Lease and comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time. Landlord has no obligation to allow any particular telecommunication service provider to have access to the Building or to the Premises. If Landlord permits access, Landlord may condition the access upon the payment to Landlord by the service provider of fees assessed by Landlord in Landlord’s sole discretion.

7.       Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be performed in a manner and restricted to hours reasonably designated by Landlord. Tenant shall obtain Landlord’s prior approval by providing a detailed listing of the activity, including the names of any contractors, vendors or delivery companies, which approval shall not be unreasonably withheld. Tenant shall assume all risk for damage, injury or loss in connection with the activity and shall provide appropriate certificates of insurance covering any such activities as may be required by Landlord.

8.          Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises, which approval shall not be unreasonably withheld; provided, that, approval by Landlord shall not relieve Tenant from liability for any damage in connection with such heavy equipment or articles.

9.         Corridor doors, when not in use, shall be kept closed.

10.       Tenant shall not: (a) make or permit any improper, objectionable or unpleasant noises or odors in the Building, or otherwise interfere in any way with other tenants or persons having business with them; (b) solicit business or distribute or cause to be distributed, in any portion of the Building, handbills, promotional materials or other advertising; or (c) conduct or permit other activities in the Building that might, in Landlord’s sole opinion, constitute a nuisance.

11.       Intentionally Omitted.

12.       No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building or about the Property, except for those substances as are typically found in similar premises used for general office purposes and are being used by Tenant in a safe manner and in accordance with all applicable Laws. Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Property, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq., M.G.L. c. 21C, M.G.L. c. 21E or any other applicable environmental Law which may now or later be in effect (collectively, “Environmental Laws,” and any such materials or substances, collectively, “Hazardous Materials”). Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant and shall remain solely liable for the costs of abatement and removal.

13.       Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises or the Building. Tenant shall not use, or permit any part of the Premises to be used for lodging, sleeping or for any illegal purpose.

14.       Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building (“Labor Disruption”). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or any of the Landlord Related Parties nor shall the Commencement Date of the Term be extended as a result of the above actions.

15.       Tenant shall not (a) install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord, (b) exceed the standard density limit for the Building, (c) furnish cooling or heating to the Premises, including without limitation, the use of electric or gas heating devices, without Landlord’s prior written consent, (d) use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building, or (e) permit space heaters or other energy-intensive equipment unnecessary to the conduct of Tenant’s business without written approval by Landlord. Any space conditioning equipment that is placed in the Premises for the purpose of increasing comfort to tenants shall be operated on sensors or timers that limit operation of equipment to hours of occupancy in the areas immediately adjacent to the occupying personnel.

16.       Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant’s employees and invitees.

17.       Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord.

18.       Landlord may from time to time adopt systems and procedures for the security and safety of the Building and Property, their occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s systems and procedures.

19.       Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Building or its desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

20.       Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Common Areas, unless a portion of the Common Areas have been declared a designated smoking area by Landlord, nor shall the above parties allow smoke from the Premises to emanate into the Common Areas or any other part of the Building. Landlord shall have the right to designate the Building (including the Premises) as a non-smoking building.

21.       Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

22.       Deliveries to and from the Premises shall be made only at the times in the areas and through the entrances and exits reasonably designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use, or any use which is inconsistent with good business practice.

23.       The work of cleaning personnel shall not be hindered by Tenant after 5:30 p.m., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

24.       Tenant shall cause its employees, agents, invitees and contractors to comply with Landlord’s smoking policy for the Building and the Park, which may be communicated to Tenant from time to time (e.g. smokers to use only designated outside area(s)).

25.       Tenant shall at all times cause its employees, agents, invitees and contractors to obey posted speed limits within the Park.

26.       Tenant acknowledges that it is Landlord’s intention that the Property be operated in a manner which is consistent with LEED-EB: O&M sustainability practices. Tenant is required to comply with these practices within its Premises.

EXHIBIT F

ADDITIONAL PROVISIONS

I.              PARKING.

Landlord agrees that during the Term of this Lease, Tenant shall have the right (at no additional charge), in connection with the operation of its business for the Permitted Use following the Commencement Date, to use (a) one hundred ninety-nine (199) non-designated parking spaces (based on a ratio of 3.25 parking spaces per 1,000 rentable square feet of the Premises) as may be reasonably necessary to accommodate Tenant’s officers, employees, guests, invitees and clients, and (b) ten (10) reserved parking spaces within the garage in the Park serving the Building. Tenant’s parking spaces shall be located in the areas designated at the Park by Landlord from time to time in its sole discretion, including without limitation, some or all of such parking spaces in the parking garage in the Park. At Landlord’s election and at no cost to Tenant, Landlord may designate parking spaces for exclusive use by Tenant and other tenants of the Property and may install signage or implement a pass or sticker system to control parking use, and may employ valet parking to meet the requirements of this Section. To the extent applicable to Tenant’s use of the parking spaces, the provisions of this Lease shall apply, including rules and regulations of general applicability from time to time promulgated by Landlord.

II.            EXTENSION OPTIONS.

A.	Grant of Option; Conditions. Tenant shall have the right to extend the Term (each, an “Extension Option”) for two (2) additional periods of five (5) years each commencing on the day following the (i) Termination Date of the initial Term and ending on the fifth (5th) anniversary of the Termination Date with respect to the first Extension Option (the “First Extension Option,” and such period, the “First Extension Term”), and (ii) expiration of the First Extension Term and ending on the tenth (10th) anniversary of the Termination Date with respect to the second Extension Option (the “Second Extension Option,” and such period, the “Second Extension Term”) (the First Extension Term or the Second Extension Term, as applicable, an “Extension Term”), in each case if:

1.	Landlord receives irrevocable and unconditional written notice of exercise (“Extension Notice”) not less than nine (9) nor more than fifteen (15) full calendar months prior to the expiration of the (a) initial Term with respect to the First Extension Option, and (b) First Extension Term with respect to the Second Extension Option;

2.	Tenant is not in Default under the Lease beyond any applicable cure periods either as of the time that Tenant delivers its Extension Notice or as of the commencement of such applicable Extension Term;

3.	Tenant is in occupancy of at least fifty percent (50%) of the Rentable Square Footage of the Premises and no more than fifty percent (50%) of the Rentable Square Footage of the Premises is sublet (other than to an Affiliate, as that term is defined in Section 11.04) in each case either as of the time that Tenant delivers its applicable Extension Notice or as of the commencement of such applicable Extension Term; and

4.	The Lease has not been assigned (other than to an Affiliate or a Business Transferee, as those terms are defined in Section 11.04) prior to the date that Tenant delivers its applicable Extension Notice to Landlord.

B.	Terms Applicable to Premises During Extension Term.

1.	The initial Base Rent rate per Rentable Square Footage of the Premises during the applicable Extension Term shall equal ninety-five percent (95%) of the Prevailing Market (hereinafter defined) rate per Rentable Square Footage of the Premises. Base Rent during the applicable Extension Term shall increase, if at all, in accordance with the increases assumed in the determination of the Prevailing Market rate. Base Rent attributable to the Premises shall be payable in monthly installments in accordance with the terms and conditions of the Lease.

2.	Tenant shall pay Additional Rent (i.e. Taxes and Expenses) for the Premises during the applicable Extension Term in accordance with the Lease, and the manner and method in which Tenant reimburses Landlord for Tenant’s share of Taxes and Expenses and the Base Year applicable to such matter, shall be among the factors considered in determining the Prevailing Market rate for the applicable Extension Term.

C.	Definition of Prevailing Market. For purposes hereof, “Prevailing Market” shall mean the annual rental rate per rentable square foot that a willing, comparable credit tenant at the time of the Extension Notice would pay, and a willing comparable landlord would accept, in an arm’s-length negotiation for a lease comparable to this Lease and entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building, the Park and other “Class A” office buildings comparable to the Building in the Burlington, Massachusetts area. The determination of Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease, such as rent abatements, tenant improvement allowances, brokerage commissions, landlord costs, and all other applicable terms and conditions of the tenancy in question, including the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes. Notwithstanding the foregoing, space leased under any of the following circumstances shall not be considered to be comparable for purposes hereof: (i) the lease term is for less than five (5) years, (ii) the space is encumbered by the option rights of another tenant, or (iii) the space has a lack of windows and/or an awkward or unusual shape or configuration. The foregoing is not intended to be an exclusive list of space that will not be considered to be comparable.

D.	Arbitration Procedure. Tenant shall exercise its applicable Extension Option by giving Landlord the Extension Notice relating thereto. If Tenant fails to deliver an applicable Extension Notice to Landlord within the time period described above, then the applicable Extension Option relating to such Extension Notice shall be null and void and of no further force or effect. Within thirty (30) days after receiving an applicable Tenant’s Extension Notice, Landlord shall give Tenant notice of Landlord’s determination of the Prevailing Market rate for the applicable Extension Term (“Landlord’s Determination Notice”). If Tenant disagrees with Landlord’s determination of the Prevailing Market rate, Landlord and Tenant shall attempt to agree on the Prevailing Market rate. If the parties do not so agree on the Prevailing Market rate within thirty (30) days following the date of Landlord’s Determination Notice, Landlord and Tenant shall submit the determination of Prevailing Market rate to binding arbitration unless the parties otherwise mutually agree in their respective sole discretion. In such event, Landlord and Tenant shall attempt to agree on an arbitrator within ten (10) days after the expiration of such 30-day period. If they fail, after good faith efforts, to agree on an arbitrator within such 10-day period, then Landlord and Tenant shall each appoint a reputable commercial leasing broker as arbitrator, each of whom shall have at least ten (10) years’ active and current experience in the commercial real estate industry and in the Burlington, Massachusetts leasing market with working knowledge of current rental rates and leasing practices related to buildings similar to the Building. Such an appointment shall be signified in writing by each party to the other. If either party shall fail to appoint an arbitrator within a period of ten (10) days after written notice from the other party to make such appointment, then the sole arbitrator appointed shall make the determination of the Prevailing Market rate in the same manner provided below as though it were the third arbitrator. If both parties appoint an arbitrator, the arbitrators so appointed shall appoint a third arbitrator, who is a reputable commercial leasing broker and has at least ten (10) years’ active and current experience in the commercial real estate industry and in the Burlington, Massachusetts leasing market with working knowledge of current rental rates and leasing practices related to buildings similar to the Building, within ten (10) days after the appointment of the second arbitrator. Each of Landlord and Tenant shall furnish each of the three arbitrators with a copy of their respective final determination of the Prevailing Market rate. The third arbitrator shall proceed with all reasonable dispatch to determine whether Landlord’s final determination of Prevailing Market rate or Tenant’s final determination of Prevailing Market rate, most closely reflects the Prevailing Market rate and in no event shall the arbitrator have the right (i) to average the final determination of Prevailing Market rate of Landlord and Tenant or (ii) to choose another rate. The decision of such third arbitrator shall in any event be rendered within thirty (30) days after his/her appointment, or within such other period as the parties shall agree, and such decision shall be in writing and in duplicate, one counterpart thereof to be delivered to each of the parties. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association (or its successor) and applicable Law and this Section, which shall govern to the extent of any conflict between this Section and the rules of the American Arbitration Association, and the decision of the third arbitrator shall be reviewable only to the extent provided by the rules of the American Arbitration Association and shall otherwise be binding, final and conclusive on the parties. Each party shall pay the fees of the arbitrator it chose and the fees of its respective counsel and the losing party shall pay for the fees of the third arbitrator and the reasonable and necessary expenses incident to the proceedings; provided however, if a party fails to appoint an arbitrator, the fees of the sole arbitrator shall be split between the two parties equally.

E.	Extension Amendment. If Tenant is entitled to and validly exercises its applicable Extension Option, Landlord shall prepare an amendment (an “Extension Amendment”) to reflect changes in the Base Rent, Term, Termination Date and other appropriate terms. The Extension Amendment shall be sent to Tenant within a reasonable time after determination of the Prevailing Market rate, and executed by Tenant and returned to Landlord within fifteen (15) days after the Extension Amendment is delivered to Tenant by Landlord (subject to extension to accommodate negotiation of any mutually acceptable revisions thereto). Notwithstanding the foregoing, an otherwise valid exercise of an Extension Option shall be fully effective whether or not the Extension Amendment relating thereto is executed.

F.	Time of the Essence. Time is of the essence with respect to all of the time periods set forth in this Section II.

G.	Personal to Tenant. Notwithstanding anything herein to the contrary, Tenant’s Extension Options are personal to Butterfly Network, Inc., any Affiliate of Butterfly Network, Inc. by an assignment of this Lease permitted pursuant to Section 11.04 or its Business Transferee who succeeds to Butterfly Network, Inc. as Tenant under this Lease pursuant to Section 11.04, and in no event shall either Extension Option be otherwise assignable.

III.           RIGHT OF FIRST OFFER.

A.	Right of First Offer. Tenant shall have an ongoing right of first offer (each, a “Right of First Offer”) to lease all (and not just a portion) of each applicable portion of space within the building within the Park known as and numbered 1500 District Avenue (“Building 1500”) and/or within the building within the Park known as and numbered 1700 District Avenue (“Building 1700,” and together with Building 1500, each a “ROFO Building”) following any such space that is occupied by any tenants or other occupants as of the Effective Date becoming available for lease (in each applicable case, “Offering Space”), and subject to and in accordance with the terms and conditions set forth in this Section III. Any Right of First Offer shall be exercised, if at all, as set forth hereinbelow. In the event that Landlord determines that any applicable Offering Space has or will become available for lease as set forth herein, in Landlord’s sole and absolute discretion, then prior to leasing all or any portion of such applicable Offering Space to a party other than to any existing tenant thereof or any party having rights to such space that are superior to the rights of Tenant hereunder (including, without limitation, any relocation by Landlord of any existing tenant at the Park to such space in accordance with the terms and provisions of such tenant’s lease), Landlord shall advise Tenant in writing (an “Advice”) of the terms upon which Landlord is prepared to lease such applicable Offering Space to Tenant, with Landlord not being obligated to lease such applicable Offering Space to Tenant for less than one hundred percent (100%) of the then applicable Prevailing Market rate. Tenant, within ten (10) Business Days after the date of any applicable Advice, may elect to lease the applicable Offering Space that is the subject of such applicable Advice in its entirety only, by delivering to Landlord a final binding written notice (a “ROFO Binding Notice”) of Tenant’s exercise of its Right of First Offer with respect to the applicable Offering Space that is the subject of such applicable Advice in accordance with the terms of such Advice. If Tenant fails or elects not to provide Landlord with such ROFO Binding Notice within such ten (10) Business Day period, then, except as otherwise expressly set forth hereinbelow, Tenant’s Right of First Offer with respect to such Advice and such Offering Space shall be null and void and of no further force and effect with respect to such Offering Space, and Landlord shall have the right to lease such Offering Space, or any portion thereof, free of Tenant’s Right of First Offer with respect thereto and upon such terms and conditions as Landlord may elect in its sole discretion unless and until such Offering Space that is the subject of such Advice again becomes available for lease as set forth herein, in Landlord’s sole and absolute discretion, after either (i) the leasing thereof by Landlord following Tenant’s failure or election not to provide such ROFO Binding Notice to Landlord within such ten (10) Business Day period, or (ii) eighteen (18) full calendar months have elapsed since Tenant failed or elected not to provide Landlord with such ROFO Binding Notice within such ten (10) Business Day period without Landlord having entered into a lease with a third party tenant for such Offering Space, following either which events the terms and provisions of this Section III shall again apply to such Offering Space ((a) or (b), as applicable, the “Re-Offering Conditions”). If Tenant provides Landlord with a ROFO Binding Notice with respect to such Advice within such ten (10) Business Day period, then Landlord and Tenant shall enter into the Additional Lease (as defined below) for the applicable Offering Space that is the subject of such Advice in accordance with the terms and conditions hereof.

B.	Conditions to Advice. Tenant may lease any applicable Offering Space in its entirety only, except that Tenant shall have no such Right of First Offer with respect to such applicable Offering Space and Landlord need not provide Tenant with an Advice relating thereto, if:

1.	(a) Tenant is in default under this Lease beyond any applicable cure periods at the time Landlord would otherwise deliver such Advice or upon the date that such Offering Space is to be added to the Premises hereunder, or (b) a Default of Tenant under this Lease beyond any applicable cure periods occurs more than one (1) time during the Term; or

2.	Tenant is not in occupancy of at least seventy-five percent (75%) of the Rentable Square Footage of the Premises and/or more than twenty-five percent (25%) of the Rentable Square Footage of the Premises is sublet (other than to an Affiliate, as that term is defined in Section 11.04) in each case at the time Landlord would otherwise deliver such Advice;

3.	The Lease has been assigned (other than to an Affiliate or a Business Transferee, as those terms are defined in Section 11.04) prior to the date Landlord would otherwise deliver such Advice;

4.	Tenant has vacated more than twenty-five percent (25%) of the Rentable Square Footage of the Premises on the date Landlord would otherwise deliver such Advice;

5.	The applicable Offering Space that is the subject of such Advice is not intended for the exclusive use of Tenant during the Term;

6.	There remains less than eighteen (18) months of the Term at the time that Landlord intends to deliver such Advice to Tenant unless Tenant exercises its then applicable Extension Option to extend the Term of this Lease for the then applicable Extension Term subject and pursuant to Section II of this Exhibit F above so long as such applicable Extension Option has not been previously exercised by Tenant; or

7.	The existing tenant in the applicable Offering Space is interested in extending or renewing its lease for such Offering Space (even if no such extension or renewal rights are contained in such existing tenant’s lease) or entering into a new lease for such Offering Space, or Landlord is relocating an existing tenant at the Park to such Offering Space in accordance with the terms and provisions of such tenant’s lease.

C.	Term, Delivery and Rent. The lease term for the applicable Offering Space shall commence upon the date such Offering Space is delivered to Tenant, but not earlier than the date stated in the applicable Advice, and thereupon such Offering Space shall be considered a part of the Premises; provided, that, all of the terms stated in such Advice shall govern Tenant’s leasing of such Offering Space and only to the extent that they do not conflict with such Advice, the terms and conditions of this Lease shall apply to such Offering Space. The term for such Offering Space shall be as set forth in such Advice. Tenant shall pay Base Rent and Additional Rent for such Offering Space in accordance with the terms and conditions of such Advice. The applicable Offering Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date that Tenant takes possession of such Offering Space or as of the date the term for such Offering Space commences, unless such Advice specifies any work to be performed by Landlord in such Offering Space, in which case Landlord shall perform such work in such Offering Space. If Landlord is delayed delivering possession of such Offering Space to Tenant due to the holdover or unlawful possession of such Offering Space by any party, then Landlord shall use reasonable efforts to obtain possession of such Offering Space and the commencement of the lease term for such Offering Space shall be postponed until the date that Landlord delivers possession of such Offering Space to Tenant free from occupancy by any party.

D.	Termination. The rights of Tenant hereunder with respect to any applicable Offering Space in connection with the delivery of an Advice relating thereto shall terminate on the earlier to occur of: (i) Tenant’s failure to exercise its applicable Right of First Offer with respect to the applicable Offering Space that is the subject of an Advice within the ten (10) Business Day period provided in this Section III above unless and until the Re-Offering Conditions have occurred, in which case the terms and provisions of this Section III shall again apply to such Offering Space; and (ii) the date that Landlord would have provided Tenant with an Advice relating to such applicable Offering Space if Tenant had not been in violation of one or more of the conditions set forth in this Section III.

E.	Additional Lease. If Tenant timely and validly exercises a Right of First Offer with respect to any Offering Space that is the subject of an Advice in accordance with the terms and provisions of this Section III, then Landlord shall prepare a new lease (the “Additional Lease”) with respect to such Offering Space in substantially the same form as this Lease and cross-defaulted with this Lease, except applicable to the Offering Space and reflecting the business and lease terms set forth in the applicable Advice relating thereto and not those set forth in this Lease (including, without limitation, the terms set forth in this Lease with respect to the Landlord Work, Base Rent, any free Base Rent periods, any concessions relating to Expenses and Taxes, any Temporary Space, any Extension Options, any Rights of First Offer, any Termination Option (as defined below), any tenant improvement allowance and any signage or parking rights, none of which shall be applicable to the Additional Lease unless otherwise set forth in the Advice). A copy of such Additional Lease shall be sent to Tenant within a reasonable time after Landlord’s receipt of the ROFO Binding Notice executed by Tenant relating thereto, and Tenant shall execute and return such Additional Lease to Landlord within fifteen (15) Business Days thereafter, but, at Landlord’s election, an otherwise valid exercise of the Right of First Offer relating thereto shall be fully effective whether or not such Additional Lease is executed.

F.	Subject and Subordinate. Notwithstanding anything herein to the contrary, any Right of First Offer of Tenant hereunder is subject and subordinate to the (i) expansion rights existing as of the date that the within grant of such applicable Right of First Offer became effective pursuant to this Lease (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant in the applicable ROFO Building or the Park with respect to all or any portion of such applicable Offering Space, and any successors or transferees thereof, (ii) right of Landlord to extend or renew any then current lease (or enter into a new lease with the same tenant even if no extension or renewal rights are contained in said then current lease) for all or any portion of such applicable Offering Space, and (iii) right of Landlord to relocate any existing tenant at the Park to such Offering Space in accordance with the terms and provisions of such tenant’s lease.

G.	Time of the Essence. Time is of the essence with respect to all of the time periods set forth in this Section III.

F.	Personal to Tenant. Notwithstanding anything herein to the contrary, any Right of First Offer of Tenant hereunder is personal to Butterfly Network, Inc., any Affiliate of Butterfly Network, Inc. by an assignment of this Lease permitted pursuant to Section 11.04 or its Business Transferee who succeeds to Butterfly Network, Inc. as Tenant under this Lease pursuant to Section 11.04, and in no event shall any such Right of First Offer be otherwise assignable.

IV.	TERMINATION OPTION. Subject to the terms and conditions set forth hereinbelow, Tenant shall have the one-time right to terminate this Lease (the “Termination Option”) effective as of the last day of any calendar month following the ninety-second (92nd) full calendar month following the Commencement Date (as applicable, the “Early Termination Date”) so long as Tenant notifies Landlord, in writing, of Tenant’s intention to terminate this Lease at least twelve (12) full calendar months, but no more than fifteen (15) full calendar months, prior to the Early Termination Date (the “Termination Notice”), time being of the essence with respect thereto. In connection with its exercise of the Termination Option, Tenant shall pay to Landlord, simultaneously with Tenant’s delivery of the Termination Notice to Landlord, an amount equal to the sum of (a) four (4) full Months of the average monthly Base Rent (on a per Rentable Square Footage of the Premises basis) payable during the period immediately following the Rent Commencement Date through the Early Termination Date, plus (b) all of Landlord’s unamortized transaction costs with respect to this Lease (which Landlord will calculate and provide in the Commencement Letter pursuant to Section 3.05 of the Lease), including, without limitation, the aggregate Base Rent payable during the Free Base Rent Period, attorneys’ fees, leasing commissions and the total hard and soft costs of the Landlord Work (including, without limitation, the Allowance and the Concept Plan Allowance) all based upon an interest factor of six percent (6%) per annum for such amortization calculation (the amounts described in items (a) and (b), collectively, the “Termination Fee”). If Tenant fails to (i) timely exercise the Termination Option in accordance with the provisions of this Section IV, or (ii) deliver to Landlord the Termination Fee simultaneously with Tenant’s delivery of the Termination Notice to Landlord, then the Termination Option and this Section IV shall be null and void and without further force and effect. Tenant’s right to terminate this Lease as set forth herein is conditioned upon (w) no monetary Default of Tenant then continuing beyond any applicable notice and cure period on the date the Termination Notice is delivered to Landlord, (x) this Lease being in full force and effect on the date the Termination Notice is delivered to Landlord and on the day immediately preceding the Early Termination Date, (y) Landlord having received the Termination Fee when required as aforesaid, and (z) Tenant not having exercised any of its Rights of First Offer pursuant to Section II of this Exhibit F above. Notwithstanding the foregoing provisions of this Section IV, if Tenant timely exercises the Termination Option and thereafter a monetary Default of Tenant occurs, then Landlord may elect to nullify the exercise of the Termination Option by giving written notice thereof to Tenant on or before the Early Termination Date. Should Tenant effectively exercise its Termination Option as set forth herein, (A) the Term of this Lease shall automatically terminate on the Early Termination Date, with all of the terms and conditions of this Lease, including, without limitation, the obligation to pay Rent, remaining in full force and effect until the Early Termination Date, and (B) Tenant shall relinquish, yield up and surrender the Premises on the Early Termination Date in accordance with the terms and provisions of this Lease. Time is of the essence with respect to all of the time periods set forth in this Section IV. Notwithstanding anything herein to the contrary, Tenant’s Termination Option hereunder is personal to Butterfly Network, Inc., any Affiliate of Butterfly Network, Inc. by an assignment of this Lease permitted pursuant to Section 11.04 or its Business Transferee who succeeds to Butterfly Network, Inc. as Tenant under this Lease pursuant to Section 11.04, and in no event shall Tenant’s Termination Option be otherwise assignable.

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